Exhibit 10.16

ASSET PURCHASE AGREEMENT

between

GEL INDUSTRIES, INC. DBA QUALITY ALUMINUM FORGE

(“Seller”)

and

FORGE ACQUISITION, LLC

(“Purchaser”)

Dated as of October 28, 2011

i

Index of Schedules

Schedule 2.1(a)	Tangible Personal Property
Schedule 2.1(c)	Equipment and Other Personal Property Leases
Schedule 2.1(e)	Intellectual Property
Schedule 2.1(f)	Permits
Schedule 2.2(h)	Personal Assets
Schedule 2.3(a)(i)	Assumed Trade Payables
Schedule 2.3(a)(ii)	Assumed Accrued Expenses
Schedule 2.3(a)(iii)	Assumed Contracts
Schedule 2.3(b)(i)	Excluded Accrued Expenses
Schedule 3.2(c)	Working Capital Determination
Schedule 3.4	Allocation of Purchase Price
Schedule 5.2	Authority; Consents
Schedule 5.4	Real Property
Schedule 5.5	Environmental Matters
Schedule 5.6(a)	Title to Purchased Assets
Schedule 5.6(b)	Die Ownership
Schedule 5.7	Taxes
Schedule 5.8	Litigation
Schedule 5.9	Financial Statement Exceptions
Schedule 5.10(a)	Accounts Payable and Accrued Expenses
Schedule 5.10(b)	Indebtedness
Schedule 5.11	Transactions with Affiliates
Schedule 5.13	Absence of Undisclosed Liabilities
Schedule 5.14	Customers
Schedule 5.15	Suppliers
Schedule 5.16	Business Relations
Schedule 5.17	Material Contracts
Schedule 5.18	Purchase Orders
Schedule 5.19	Receivables
Schedule 5.20	Inventory
Schedule 5.21	Products and Warranties
Schedule 5.22	Employment Matters
Schedule 5.23	Employees
Schedule 5.24	Employee Benefit Plans and Other Plans
Schedule 5.25	Licenses and Permits
Schedule 5.26	Governmental Reports
Schedule 5.27	Compliance With Laws
Schedule 5.28	Intellectual Property
Schedule 5.29	Powers of Attorney
Schedule 5.30	Insurance
Schedule 5.31	Brokerage & Finder’s Fees
Schedule 5.33	No Changes
Schedule 9.1(a)	Specific Indemnity Matters
Schedule 10.6(b)	Inactive Employees
Schedule 10.6(d)	COBRA Eligible Persons

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 28, 2011, between GEL INDUSTRIES, INC. DBA QUALITY ALUMINUM FORGE, a California corporation (“Seller”) and FORGE ACQUISITION, LLC, an Ohio limited liability company (“Purchaser”).

A. Seller is engaged in the business of providing aluminum forgings to manufacturers in the aerospace and defense industries (the “Business”);

B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, on the terms and subject to the conditions contained herein, substantially all of the operations and assets of the Business (the “Transaction”); and

C. The Tristano Caracciolo Trust, the Anna Caracciolo Trust, Sergio Piva, and the Gerardo E. Licciardi Jr. Subtrust (collectively, the “Shareholders,” and each a “Shareholder”) directly own all of the equity interests of Seller.

NOW, THEREFORE, in consideration of the mutual promises, warranties, and covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by all the parties hereto, Seller and Purchaser agree as follows:

ARTICLE 1 DEFINITIONS

Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings ascribed to them in Appendix A attached hereto.

ARTICLE 2 PURCHASE AND SALE OF ASSETS

Section 2.1 Purchase and Sale of Assets. Upon the terms and conditions herein set forth, at the Closing, Seller shall sell, convey, transfer, assign, grant, and deliver to Purchaser, and Purchaser hereby agrees to purchase, acquire, and accept from Seller at the Closing, all of Seller’s right, title, and interest in and to all of the Purchased Assets (as defined below) free and clear of all Encumbrances other than Permitted Liens. For purposes of this Agreement and the Ancillary Agreements, “Purchased Assets” means all of the business, assets, and goodwill owned by Seller on the Closing Date of every kind and description, wherever located, known or unknown, tangible or intangible, whether reflected on Seller’s books and records or not, which are not Excluded Assets, including, without limitation, the following:

(a) Tangible Personal Property. All machinery, equipment, furniture, computer hardware and software, fixtures, motor vehicles, tooling, dies, leasehold improvements, spare parts, shop and production supplies, and other tangible personal property owned or employed in the operation of the Business, including, without limitation, the depreciable furniture, fixtures and equipment described in Schedule 2.1(a) and all assignable rights to the warranties received from the manufacturers and distributors of all such personal property and fixtures and any related claims, credits, rights of recovery and setoffs with respect to such personal property and fixtures;

(b) Accounts Receivable. All accounts receivable, both trade and non-trade, of the Business;

(c) Equipment and Other Personal Property Leases. The leases and rental agreements in respect of equipment or other tangible personal property employed in the Business, including, without limitation, those leases and agreements described in Schedule 2.1(c);

(d) Inventory. All Inventory, wherever located, including raw materials, work-in-process, packaging, and finished goods, owned or produced by the Business;

(e) Intellectual Property and Third Party Software. All Intellectual Property and Third Party Software and other software used to operate the Business, including, without limitation, the items set forth on Schedule 2.1(e);

(f) Permits and Governmental Authorizations. All permits and Governmental Authorizations relating to the Business as of the close of business on the Closing Date, including, without limitation, the items set forth on Schedule 2.1(f), to the extent actually assignable or transferable;

(g) Contract Rights and Other Intangible Assets. All rights arising under or in connection with all Assumed Contracts, claims against third parties, rights to indemnification, purchase orders, sales orders, sale and distribution agreements, supply and processing agreements and other instruments and agreements relating to the Business, and all goodwill and going concern value associated with the Business to the extent actually assignable or transferable;

(h) Deposits and Expenses. All deposits and prepaid expenses of the Business to the extent they relate to any Purchased Assets or Assumed Liabilities;

(i) Books and Records. All books and records (including all discs, tapes, and other media-storage data and information) relating to the Business;

(j) Other Records, Manuals, and Documents. Seller’s right, title, and interest in and to all of the following to the extent that they relate to the Business: mailing lists, customer lists, supplier lists, vendor data, marketing information, and procedures, sales and customer files, advertising and promotional materials, current product material, equipment maintenance records, warranty information, records of plant operations and the source and disposition of materials used and produced in such plants, standard forms of documents, manuals of operations or business procedures and other similar procedures, and all other information of Seller relating to the Business; and

(k) Insurance Claims. The amount of any proceeds received by Seller under any policy of insurance covering the Purchased Assets or the Business as a result of any claim made against such policies of insurance due to damage to the Purchased Assets or the Business prior to the Closing Date that is paid after the date of this Agreement.

Section 2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1, the following assets and rights are not Purchased Assets and will be retained by Seller (collectively, the “Excluded Assets”):

(a) Consideration. The consideration delivered by Purchaser to Seller pursuant to this Agreement;

(b) Entity Franchise. Seller’s franchise to be a corporation, its registration documents, minute books, if any, and other records having exclusively to do with such Seller’s incorporation and capitalization; provided, however, that Purchaser shall have reasonable access to such books and records and may make excerpts therefrom and copies thereof;

(c) Insurance Policies. All property, casualty, and individual life insurance policies owned or obtained by Seller on behalf of the Business;

(d) Tax Records and Refunds. All Tax Returns and Tax records of Seller and all Tax deposits, Tax refunds or prepaid Taxes of Seller; provided, however, that Seller shall provide copies of such Tax Returns and Tax records to Purchaser prior to the Closing (or, in the case of any Tax Return filed after the Closing, as soon as practical after the filing of such Tax Return);

(e) Equity Interests. Any and all equity interests issued by Seller;

(f) Cash and Cash Equivalents. All cash and cash equivalents of Seller as of the Closing Date, the accounts of Seller with any bank, savings and loan or other financial institution; and

(g) Real Property. All real property owned directly or indirectly by Seller or any Seller Affiliate.

(h) Personal Assets. All of Seller’s rights to those certain assets set forth on Schedule 2.2(h);

(i) Prepaid Insurance. All prepaid insurance of Seller, including all related rights to the refund of unearned premiums as of the Closing Date;

(j) Indemnification or Contribution Rights. All claims and rights of Seller relating exclusively to any of the Excluded Assets or Excluded Liabilities including, without limitation, rights of indemnification or contribution from third parties and insurance claims related thereto; and

Section 2.3 Assumption of Liabilities.

(a) At the closing, Purchaser shall assume and become responsible for, and shall thereafter pay, perform, and discharge as and when due, only the following liabilities (collectively, the “Assumed Liabilities”):

(i) Seller’s trade payables related to the Business set forth on Schedule 2.3(a)(i) as of October 25, 2011 plus those incurred in the Ordinary Course of Business by the Business since such date;

(ii) those certain accrued expenses (other than expenses that are Retained Liabilities) of Seller related directly to the operation of the Business set forth in the accounts listed on Schedule 2.3(a)(ii); and

(iii) all liabilities and obligations of Seller arising on or after the Closing Date under the Contracts listed on Schedule 2.3(a)(iii) (the “Assumed Contracts”), other than Retained Liabilities under Section 2.3(b)(vi) and (xiii).

(b) Notwithstanding anything to the contrary contained in Section 2.3(a), Purchaser shall not assume, and shall have no liability under or by reason of this Agreement for any obligations, duties, or liabilities relating to Seller’s operation of the Business other than the Assumed Liabilities, including, without limitation, any of the following (collectively, the “Retained Liabilities”):

(i) all accrued expenses of Seller not included in Section 2.3(a)(ii), including the accounts set forth on Schedule 2.3(b)(i);

(ii) any liability related to Benefit Plans of Seller;

(iii) any product liability or warranty claims (express or implied) of third parties (including any Affiliate of Seller) arising out of or relating to products manufactured, provided, or sold by Seller prior to the Closing Date;

(iv) any liability under any Assumed Contract that arises out of or relates to any breach or violation that occurred prior to the Closing Date;

(v) any liability that arises out of or relates to obligations for the repayment of Debt by Seller or any Affiliate;

(vi) any liability under any Contract that is not an Assumed Contract;

(vii) any liability for COBRA continuation for any employee of Seller with a qualifying event prior to the Closing Date except as provided in Section 10.6(d).

(viii) any liability for workers’ compensation claims incurred prior to the Closing Date;

(ix) any liability of Seller arising from or relating to any claim or proceeding against Seller pending on or incurred prior to the Closing Date, including, without limitation, those proceedings set forth on Schedule 5.8;

(x) except as provided in Section 3.5, any liability of Seller or any shareholder of Seller for the payment of any Tax, including, without limitation, for the Taxes (A) of any other Person, whether as transferee, successor, by contract or otherwise, and (B) resulting from, or arising in connection with, the transactions contemplated by this Agreement, and (C) Taxes with respect to the Purchased Assets arising on or prior to the Closing Date or with respect to any Tax periods (or portions thereof) ending on or prior to the Closing Date;

(xi) any liability or obligation of any Person relating to an Environmental Condition relating to the Business, the Leased Real Property, or any Former Property that arises out of or relates to any action that occurred prior to the Closing Date;

(xii) any liability of Seller to any Affiliate of Seller or any Affiliate of any Shareholder, including but not limited to any liability arising out of or related to any loans, management fees, and any accrued interest related thereto, from or owed to any Affiliate of Seller or any Affiliate of any Shareholder; or

(xiii) any liability under any Assumed Contract, other than a customer or supplier open purchaser order entered into in the Ordinary Course of Business, if either (A) Seller shall not have obtained or (B) Purchaser shall not have waived in writing Seller’s obligation hereunder to obtain, on or prior to the Closing Date, any consent required to be obtained by the terms of such Assumed Contract from any Person with respect to the assignment or delegation to Purchaser of any rights or obligations under such Assumed Contract.

ARTICLE 3 PURCHASE PRICE AND PRORATIONS OF CERTAIN LIABILITIES

Section 3.1 Purchase Price.

(a) In full consideration for the Purchased Assets, assumption of Assumed Liabilities as of the Closing Date, and for the other promises and covenants contained herein and in the other agreements to be delivered by Seller hereunder, subject to adjustment as provided in Section 3.2, at the Closing, Purchaser shall pay to Seller an aggregate amount in cash equal to (i) twenty-four million dollars ($24,000,000) (the “Purchase Price”); minus (ii) the amount of the Holdback Funds; minus (iii) the aggregate amount of the Creditor Payments; and plus or minus, as the case may be, (iv) the Initial Working Capital Adjustment (the resulting amount is referred to as the “Closing Date Payment”).

(b) Seller shall have obtained from (i) each obligee to the Debt of Seller, including any secured party set forth on Schedule 5.10(b), and (ii) any creditor of Seller to receive funds at Closing from Seller, a payoff letter and/or lien release letter (the “Payoff Letters”). To the extent applicable, such letter shall include (A) the total obligation owing by Seller to such creditor as of the Closing Date, (B) the total amount of Debt (including all principal, interest, premium, prepayment penalties, and other fees owing on such amounts) owed by Seller to such obligee as of the date of the letter and a per diem amount through the Closing Date, (C) payment instructions for wire transfer of such amount on the Closing Date, and (D) if applicable, confirmation that the obligee shall terminate any lien filings relating to such Debt of Seller upon payment of the amount specified in such letter.

(c) On the Closing Date, Purchaser will:

(i) remit, on behalf of Seller, the aggregate amounts specified in the Payoff Letters directly to each obligee thereof in accordance with the terms of each such letter (such amounts, in the aggregate, the “Creditor Payments”);

(ii) remit to Seller the Closing Date Payment by wire transfer of immediately available funds, to an account or accounts designated by Seller not less than five (5) days prior to the Closing Date; and

(iii) deliver an unsecured promissory note to Seller in the amount of two million, four hundred thousand dollars ($2,400,000) (the “Holdback Funds”) in a form and substance reasonably satisfactory to Purchaser and Seller (the “Promissory Note”).

Section 3.2 Working Capital Adjustment.

(a) Physical Inventory. Prior to the Closing Date, the parties shall establish an agreed-upon estimated value for the Inventory measured as of the close of business on October 25, 2011 reflecting estimated adjustments for non-demand, obsolete and slow moving Inventory, as such adjustments have been applied to all Inventories of Seller in accordance with past practice and agreed to by the parties. Such estimate shall be based on the Inventory amounts reflected in Seller’s September 30, 2011 balance sheet and Seller’s completion, to the reasonable satisfaction of Purchaser, of (i) an inventory valuation to include raw materials, work-in progress, and finished goods, with such valuation utilizing direct labor and factory overhead costs, as historically applied, based on Seller’s fiscal year ended December 31, 2010 final accounts and (ii) a roll-forward of such inventory valuation from the September 30, 2011 calculations to the date of such estimate. Such estimate shall include an adjustment to reflect excess/slow-moving and obsolete inventory, which adjustment shall be based on the “no demand” methodology currently applied by Seller to its inventory on hand at Closing in accordance with the analysis and information provided by Seller and set forth on Schedule 3.2. Beginning on or about October 24, 2011, Seller shall commence the process of conducting a joint physical count of all Inventory owned by Seller and transferred to Purchaser as of the Closing Date (the “Physical Inventory”). The Physical Inventory shall be observed by Grant Thornton, LLC and Purchaser, with the final Physical Inventory count to be concluded within two (2) days following the Closing. The same valuation methodologies applied to the estimated Inventory valuation shall be applied to the Physical Inventory to determine the final Inventory valuation to be used for determining the Closing Date Working Capital.

(b) Estimated Net Working Capital Calculation. On the Closing Date, Seller shall prepare and deliver to Purchaser an estimated balance sheet as of the end of the day on October 25, 2011 (the “Estimated Working Capital Statement”) setting forth Seller’s good faith estimation of the Net Working Capital of Seller as of such date (the “Estimated Closing Working Capital”). In determining the Estimated Closing Working Capital, the parties agree that the Inventory value estimate shall be determined as provided in Section 3.2(a) above and both parties will exercise their reasonable best efforts to ensure that such Inventory estimate is as close to a final valuation as is practical under the circumstances. In no event, however, will the methodology used to calculate labor and overhead be subject to any post-Closing revision. In the event the Estimated Closing Working Capital is less than $5,800,000 (the “Target Working Capital”), the Purchase Price will be decreased, on a dollar for dollar basis, by the amount of such shortfall. In the event the Estimated Closing Working Capital exceeds the Target Working Capital, the Purchase Price will be increased, on a dollar for dollar basis, by the amount of such excess. The resulting shortfall or excess is referred to as the “Initial Working Capital Adjustment”.

(c) Closing Date Working Capital Schedule. On or before sixty (60) days following the Closing Date, Purchaser will prepare and deliver to Seller a statement (the “Closing Date Working Capital Statement”) setting forth Purchaser’s computation of the Net Working Capital of Seller as of the end of the day on the Closing Date (the “Closing Date Working Capital”), using a final Inventory value as determined in accordance with Section 3.2(a) above based on the Physical Inventory. The Closing Date Working Capital will be determined in a manner consistent with determination of the Estimated Working Capital as set forth on Schedule 3.2(c). During such period, Seller will provide Purchaser and its representatives with access to all records necessary to prepare the Closing Date Working Capital Statement and the computations therein retained by Seller, if any.

(d) Review of Closing Date Working Capital Statement; Disputes.

(i) Upon receipt of the Closing Date Working Capital Statement, Seller (together with Seller’s professional advisors) will have the right during the succeeding thirty (30) day period (the “Review Period”) to examine all information contained in the books and records used to prepare the Closing Date Working Capital Statement. Purchaser will provide to Seller and its professional advisors reasonable access to materials (including accountants’ work papers) used to prepare the Closing Date Working Capital Statement during normal business hours.

(ii) If Seller disagrees with the calculation of the Closing Date Working Capital set forth in the Closing Date Working Capital Statement, it must notify Purchaser in writing on or before the last day of the Review Period, setting forth a specific description of Seller’s objection(s), the amount of the adjustment which Seller believes should be made to each item to which it objects, and a detailed description of the basis for Seller’s disagreement therewith (such notice, a “Notice of Disagreement”). In the event that Seller does not provide a Notice of Disagreement in accordance with the terms above on or before the last day of the Review Period or Seller affirmatively notifies Purchaser in writing that Seller agrees with the calculation of the Closing Date Working Capital set forth on the

Closing Date Working Capital Statement, Seller will be deemed to have accepted the Closing Date Working Capital Statement delivered by Purchaser and the calculation of the Closing Date Working Capital set forth therein will be final, binding, and conclusive for all purposes hereunder.

(e) Determination of Final Net Working Capital.

(i) If Seller does provide a Notice of Disagreement in accordance with the terms above on a timely basis, Purchaser and Seller will use their respective best efforts for a period of fifteen (15) days (or such longer period as they may mutually agree in writing, the “Private Resolution Period”) to resolve any disagreements with respect to the calculation of Closing Date Working Capital. The objections set forth in the Notice of Disagreement that are resolved by Seller and Purchaser in accordance with this Section 3.2(e)(i) will collectively be referred to herein as the “Resolved Objections” and the Closing Date Working Capital Statement will be adjusted to reflect any Resolved Objections.

(ii) If, at the end of the Private Resolution Period, Seller and Purchaser are unable to resolve all of the objections set forth in the Notice of Disagreement, Seller and Purchaser will jointly engage RSM McGladrey or another local accounting firm mutually acceptable to Purchaser and Seller (the “Independent Auditors”) within five (5) days of the end of the Private Resolution Period to resolve any remaining disagreements. Seller and Purchaser must jointly submit a listing of the objections set forth in the Notice of Disagreement that remain outstanding (collectively, the “Differences”), together with a statement of the facts submitted by Seller and Purchaser, respectively, and such arguments as either of them chooses to make in connection therewith (each such a “Statement of Claims”), in writing to the Independent Auditors within ten (10) days after the Independent Auditors’ engagement.

(iii) The Independent Auditors, acting as experts and not as arbitrators, will review the Differences and the Statement of Claims. The Independent Auditors will determine, within fifteen (15) days of the date on which such dispute is referred, based on the requirements set forth in this Article 3 and only with respect to the Differences and Statement of Claims timely submitted to the Independent Auditors, what adjustments (if any) to the Closing Date Working Capital Statement are required in order for it to accurately set forth the Net Working Capital of Seller as of the Closing Date. For purposes of this Section 3.2(e), the parties will share ratably the fees and expenses of the Independent Auditors as follows: (A) if the Independent Auditors resolve all of the remaining Differences in favor of Seller, Purchaser will be responsible for all of the fees and expenses of the Independent Auditors, (B) if the Independent Auditors resolve all of the remaining Differences in favor of Purchaser, Seller will be responsible for all of the fees and expenses of the Independent Auditors, or (C) if the Independent Auditors resolve some of the Differences in favor of Seller and the rest of the Differences in favor of Purchaser, each of Purchaser and Seller will share the fees and expenses of the Independent Auditors equally. The determination of the

Independent Auditors, solely as it relates to the Closing Date Working Capital Statement, will be final, conclusive, and binding on the parties. The accepted or finally determined Closing Date Working Capital Schedule (whether determined pursuant to Section 3.2(d)(ii) or this Section 3.2(e)) is referred to as the “Final Working Capital Schedule.” The date on which the Closing Date Working Capital of Seller is finally determined in accordance with this Section 3.2 is hereinafter referred to as the “Settlement Date.”

(f) If the Final Working Capital Statement shows the Closing Date Working Capital is less than the Estimated Closing Working Capital, the Purchase Price will be decreased, on a dollar for dollar basis, by the amount of such shortfall. If the Final Working Capital Statement shows the Closing Date Working Capital exceeds the Estimated Closing Working Capital, the Purchase Price will be increased, on a dollar for dollar basis, by the amount of such excess. All such payments required to be made pursuant to this Section 3.2(f) shall be satisfied, in the case of amounts owed by Seller through a reduction in the amount payable to Seller pursuant to the Promissory Note, or in the case of amounts owed by Purchaser, through wire transfer of immediately available funds. Any such payment by Purchaser shall be made no later than two (2) Business Days following the Settlement Date. The Purchase Price after final adjustment for the changes, if any, provided for in Section 3.2(b) and this Section 3.2(f) shall be referred to as the “Final Purchase Price.”

(g) No Basis for Other Claims. Any matter taken into account in the determination of the Closing Date Working Capital shall not also be the basis for any claim against Seller for any misrepresentation or the breach of any representation or warranty made by Seller contained in this Agreement or any Transaction Document or any certificate delivered by Seller in connection with the transactions contemplated hereby (i) solely to the extent of the amount taken into account in the determination of the Closing Date Working Capital and (ii) except to the extent new or additional information becomes known to Purchaser after the Settlement Date.

Section 3.3 Prorations. The following prorations relating to the Purchased Assets will be made as of the Closing Date, with Seller liable to the extent such items relate to any time period up to and including the Closing Date and Purchaser liable to the extent such items relate to periods subsequent to the Closing Date.

(a) The amount of charges for sewer, water, fuel, telephone, electricity, natural gas, and other utilities for the Leased Real Property to the extent that Purchaser is not able to establish its own account directly with such utility provider as of the Closing Date; provided that if practicable, meter readings will be taken at the Closing Date and the respective obligations of the parties determined in accordance with such readings.

(b) If any item described in this Section 3.3 cannot be prorated, adjusted or determined as of the Closing Date, then it shall be separately prorated, adjusted, determined, and paid by the responsible party as soon as practicable following the Closing Date.

(c) If any of the foregoing proration amounts cannot be determined as of the Closing Date due to final bills therefore not being issued as of the Closing Date, the parties will prorate such items as and when the actual bills therefore are issued to the appropriate party. The party owing amounts to the other by means of such prorations shall pay the same within thirty (30) days following such proration.

Section 3.4 Allocation of Purchase Price. The parties agree that the aggregate Final Purchase Price (including the assumption by Purchaser of the Assumed Liabilities and all other capitalized costs) will be allocated among the Purchased Assets for Tax purposes in accordance with Schedule 3.4 attached hereto. Purchaser and Seller will follow and use such allocation in all Tax Returns, filings, or other related reports made by any of them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the IRS under the provisions of Section 1060 of the Code, or any regulations thereunder, Purchaser and Seller will disclose such reports to the other party prior to filing them with the IRS.

Section 3.5 Sales and Transfer Taxes. Seller and Purchaser agree that the cost of any sales tax to be paid to the State of California on the sale of furniture, fixtures, and equipment that are part of the Purchased Assets shall be paid by Purchaser. All other sales, use, stamp, registration, transfer or other Taxes or recording fees and charges imposed on Seller or Purchaser by any Governmental Authority as a result of the sale of the Purchased Assets or the consummation of the transactions contemplated by this Agreement shall be paid by the party incurring such Tax, recording fee or charge.

ARTICLE 4 CLOSING

Section 4.1 Closing. The consummation of the transactions provided for in this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures on the date hereof (the “Closing Date”).

ARTICLE 5 REPRESENTATIONS, WARRANTIES, AND AGREEMENTS OF SELLER

Seller represents and warrants to Purchaser as follows:

Section 5.1 Organization and Standing. Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of California, with full power and authority to conduct its business as and where now conducted, to own or use its properties at and where now owned or used by it, and to perform all its obligations under the Contracts to which Seller is a party. Seller is not qualified to do business as a foreign entity in any jurisdiction other than the State of California, which is the only jurisdiction in which the property owned or used by it, or the nature of the Business conducted by it, requires such qualification. The Shareholders are the only shareholders of Seller.

Section 5.2 Authority; Consents.

(a) The execution, delivery, and consummation of this Agreement by Seller has been duly authorized by its directors and shareholders in accordance with all applicable Legal Requirements and the organizational documents of Seller, and at the

Closing Date no further action will be necessary on the part of Seller to make this Agreement valid and binding on Seller and enforceable against Seller in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby may be affected by bankruptcy, reorganization, moratorium, insolvency, public policy, and similar laws of general application affecting the rights and remedies of creditors and by general equity principles.

(b) Except as set forth on Schedule 5.2, the execution, delivery, and consummation of this Agreement by Seller (i) is not contrary to the Articles of Incorporation or the Bylaws of Seller, (ii) does not now and will not, with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any term or provision of any material indenture, mortgage, deed of trust, lease, instrument, order, judgment, decree, rule, regulation, law, contract, agreement, or any other material restriction to which Seller is a party or to which any of the Purchased Assets is subject or bound, (iii) will not result in the creation of any Encumbrance on any of the Purchased Assets, and (iv) will not result in any acceleration or termination of any material loan or security interest agreement to which Seller is a party or to which Seller or any of the Purchased Assets is subject or bound. Except as may be listed on Schedule 5.2, no approval or consent of any Person is or was required to be obtained by Seller for the authorization of this Agreement or the consummation by Seller of the transactions contemplated in this Agreement.

Section 5.3 Investments in Other Entities. Seller does not have any direct or indirect equity interest, or Debt convertible into any equity interest, in any entity, corporation, or otherwise, or any right, warrant, or option to acquire any such interest.

Section 5.4 Real Property.

(a) Seller does not own any Real Property. The leased Real Property set forth on Schedule 5.4(a) is the only Real Property occupied or used by Seller (the “Leased Real Property”). Seller has delivered to Purchaser complete and correct copies of the existing leases for the Leased Real Property (“Leases”).

(b) Except as set forth on Schedule 5.4(b):

(i) to the knowledge of Seller, Seller has obtained all licenses, permits, building permits and occupancy permits that are required to be obtained by Seller (and not by any landlord) by the Legal Requirements to permit the use and occupancy of the Leased Real Property as presently used by Seller in connection with the Business;

(ii) Seller has no Knowledge (limited to actual knowledge without any additional reasonable inquiry) of any outstanding variances or special use permits affecting the Leased Real Property or its uses;

(iii) no written notice of a violation of any Legal Requirements, or of any covenant, condition, easement, or restriction affecting the Leased Real Property or relating to its use or occupancy has been received by Seller;

(iv) utility service or systems for the Leased Real Property are currently operational and sufficient for the operation of Seller’s business as currently conducted thereon;

(v) Seller has not received any written notice since January 1, 2010, that there are any present assessments for improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against the Leased Real Property; and

(vi) Seller has not received written notice of any outstanding requirements or recommendations by the insurance companies who issued the insurance policies insuring the Leased Real Property, or by any board of fire underwriters or other body exercising similar functions requiring or recommending any repairs or work to be done on the Leased Real Property.

Section 5.5 Environmental Matters.

(a) Except as set forth on Schedule 5.5(a):

(i) to the Knowledge of Seller, Seller and the Leased Real Property are, and since December 17, 2004 have been, in material compliance with all Environmental Laws;

(ii) to the Knowledge of Seller, neither Seller, any Affiliate of Seller, nor any predecessors, agents, licensees, tenants, or subtenants of Seller have caused or allowed any Contaminant to be used, manufactured, handled, generated, treated, stored, accumulated, placed, processed, or Released (other than in accordance with Environmental Laws) in its operations, on or off-site of the Leased Real Property or any other Real Property used at any time by Seller or any Person for whose conduct Seller is or may be held responsible in violation of Environmental Laws (“Former Property”); and

(iii) neither Seller nor the Leased Real Property or, to the Knowledge of Seller, any Former Property is the subject of any written claim, demand, notice, order, decree or agreement regarding any Environmental Condition.

(b) To the Knowledge of Seller, except as set forth on Schedule 5.5(b):

(i) Seller has obtained all environmental, health and safety licenses, permits, authorizations, consents, approvals, exemptions, registrations, and certificates required under all applicable Environmental Laws (“Environmental Licenses”) and made all notifications and filings necessary for these applicable Environmental Licenses for the current use of the Leased Real Property and for full operation of the Business as currently conducted;

(ii) all such Environmental Licenses are in full force and effect, in good standing and Seller has made all notifications, filings and applications for renewal of such Environmental Licenses on a timely basis, where necessary;

(iii) Seller, the Leased Real Property and the Former Property are, and at all times have been, in material compliance with the terms and conditions of all Environmental Licenses; and

(iv) No fact or facts exist which would render invalid or require an alteration in any Environmental License currently in effect with respect to Seller, the Leased Real Property, or the operation of the Business.

(c) Schedule 5.5(c) identifies, and Seller has provided Purchaser true and complete copies of, all environmental assessments, audits, reports, studies, analyses, correspondence, summaries, maps, photographs, tests and monitoring results (completed or uncompleted) and all material written communications filed by Seller or between Seller and any Governmental Authority or third parties that are in Seller’s possession or control or were initiated by Seller or any Affiliate of Seller with respect to Seller, the Leased Real Property, or, to the Knowledge of Seller, any Former Property, arising under or relative to Environmental Laws, including any orders, notices of violation, warning letters, or requests for information with respect to Seller, all Environmental Licenses, the Leased Real Property, or, to the Knowledge of Seller, any Former Property.

(d) Except as set forth on Schedule 5.5(d), to the Knowledge of Seller, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, or plans which have given rise to any liability or otherwise form the basis of any claim, suit, action, demand, proceeding, penalty, fine, hearing, notice of violation, directive or requirement to undertake any Remedial Action under any Environmental Law, common law, contract or otherwise, in each case relating to Seller or any Affiliate or predecessor of Seller or any Person for whose conduct Seller is or may be held responsible.

(e) To the Knowledge of Seller, all Contaminants that have been removed from the Leased Real Property or any Former Property have been handled, transported, transferred, stored, treated, recycled, received, or disposed of in full compliance with all Environmental Laws.

(f) Schedule 5.5 identifies all waste disposal, treatment and storage facilities and transporters and Persons which, in the five (5) years preceding the date of this Agreement, have arranged for the disposal of Contaminants which are presently used by or which previously have been used by or arranged for use by Seller or any Person for whose conduct Seller is or may be held responsible at any time in the operation of the business of Seller or otherwise for disposal of Contaminants.

Section 5.6 Title to and Condition of Purchased Assets.

(a) Except as set forth on Schedule 5.6(a), Seller owns and possesses all right, title, and interest in and to the Purchased Assets, including, without limitation, good and merchantable title to all Purchased Assets, in each case free and clear of all Encumbrances except for Permitted Liens. Seller has and will have as of the Closing Date the right, power, and capacity to convey, transfer, assign, and deliver the Purchased

Assets free and clear of all Encumbrances except for Permitted Liens. Seller enjoys peaceful and quiet possession of the Purchased Assets pursuant to or by all of the deeds, bills of sale, leases, licenses, and other agreements under which it is operating the Business. The Purchased Assets, together with the Excluded Assets, comprise all of the assets reasonably necessary for the operation of the Business as presently conducted. All obligations of Seller for payment for work performed on the Purchased Assets prior to the date of this Agreement that were due on or prior to such date have been paid in full, and any obligations of Seller incurred for work scheduled to be performed on the Purchased Assets prior to the Closing Date will be promptly paid by Seller when due except for those that are not yet due and payable on or prior to the Closing Date.

(b) Schedule 5.6(b) describes the ownership of each die maintained by Seller or employed in the operation of the Business, and identifies those dies that have been in service since January 1, 2005.

Section 5.7 Taxes.

(a) Seller has filed, and will file, on a timely basis, all Tax Returns required to be filed by it accurately reflecting all Taxes owing to the United States or any other government or any government subdivision, state, local, or foreign, or any other Taxing authority. Seller has paid in full all Taxes for which it has or may have liability, regardless of whether shown on a Tax Return. All such Tax Returns are true, correct, and complete in all material respects and all positions taken by Seller therein are supported by a reasonable basis. Seller has no Knowledge of any unassessed Tax deficiency proposed or threatened against Seller as a result of the operation of the Business. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return required to be filed by Seller in respect to the Business or the Purchased Assets.

(b) Seller (i) has been a validly electing qualified subchapter S corporation (within the meaning of Sections 1361 and 1362 of the Code) at all times since its formation, (ii) does not have any potential liability for any Tax under Section 1374 of the Code, and (iii) has not acquired assets from another corporation in a transaction in which Seller’s Tax basis was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or acquired stock of any corporation that is a qualified subchapter S subsidiary.

(c) There are no Encumbrances on any Purchased Assets as a result of any Tax liabilities except for Taxes not yet due and payable. To the Knowledge of Seller, there are, and after the date of this Agreement will be, no Tax deficiencies of any kind assessed against or relating to Seller with respect to any Taxable period ending on or before the Closing Date.

(d) Seller has complied in all material respects with all Legal Requirements relating to the payment and withholding of Taxes, and Seller has, within the time and in the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable Legal Requirements.

(e) Seller is not a party to any action, audit or proceeding by any Taxing or other Governmental Authority for the assessment or collection of Taxes and, to the Knowledge of Seller, no such action has been proposed, threatened, or asserted. Seller is not and will not, be liable for the Taxes of any other Person as transferee or successor, by contract or otherwise. Seller is not a “foreign person” pursuant to Section 1445 of the Code.

(f) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return of Seller for any Period and Seller has not agreed to an extension of time with respect to a Tax assessment or deficiency. Neither the IRS nor any state, local, or foreign Taxing authority has audited any Tax Return filed by Seller within the past six (6) years.

(g) Seller is not a party to any Tax rulings or closing agreements. Schedule 5.7 sets forth all jurisdictions in which Seller has filed or will file Tax Returns with respect to the Purchased Assets or the Business for each Taxable period, or portion thereof, ending on or before the Closing Date. Seller has provided the Purchaser with true and complete copies of Seller’s Tax Returns for all Taxable periods beginning after December 31, 2005.

(h) There are no Tax sharing arrangements or similar arrangements (whether written or oral) in effect that include Seller, and Seller has no liability to any person with respect to any previously terminated Tax sharing agreement or similar arrangement.

(i) No claim has ever been received by Seller from any Governmental Authority in any jurisdiction where Seller does not file a Tax Return that Seller is, or may be, subject to Taxation in that jurisdiction with respect to the Purchased Assets or the Business.

(j) The unpaid Taxes of Seller with respect to the Purchased Assets and the Business do not exceed the amount accrued for such Tax liability on the most recent balance sheet contained in the Financial Statements, as adjusted for Seller’s Ordinary Course of Business through the Closing Date in accordance with the past practice and custom of Seller in filing its Tax Returns.

Section 5.8 Litigation. Except as set forth on Schedule 5.8, there is no action, suit, claim, demand, arbitration, or other proceeding or investigation, administrative or judicial, pending or, to the Knowledge of Seller, threatened against or affecting Seller or any of the Purchased Assets, including, without limitation, any relating to so-called product liability. Except as set forth on Schedule 5.8, Seller has not received notice that it is the subject of any investigation of any Governmental Authority, and Seller is not subject to, nor is it or has it been in default with respect to, any order, writ, injunction, or decree of any Governmental Authority. Schedule 5.8 indicates which of the matters listed are covered by valid insurance and the extent of such coverage.

Section 5.9 Financial Statements. Except as set forth on Schedule 5.9, the Financial Statements delivered to Purchaser prior to the Closing Date, (a) have been prepared from the books and records of Seller; (b) are true, accurate, and correct in all material respects; (c) present fairly the financial position of Seller, results of its operations and changes in its financial position at and for the periods therein specified in all material respects, (d) have been prepared consistent with past practices and in accordance with GAAP applied on a consistent basis, and (e) with respect to all of the unaudited Financial Statements, include all adjustments, consisting only of normal recurring adjustments, required for a fair presentation and are subject to normal year-end adjustments (which adjustments have all been reflected in the Estimated Working Capital Statement to the extent applicable thereto) and lack footnote and other presentation items.

Section 5.10 Accounts Payable; Accrued Expenses; Indebtedness.

(a) Schedule 5.10(a) is a true and complete list of all trade accounts payable and accrued expenses of Seller as of the close of business on October 25, 2011, including a description of the terms of payment and whether such indebtedness is secured.

(b) Schedule 5.10(b) is a true and complete list of all outstanding obligations of Seller relating to Debt, including the amounts outstanding thereunder as of the close of business on October 25, 2011.

Section 5.11 Transactions with Affiliates. Schedule 5.11 is a true and correct list of any existing Contract or other business relationship between any Affiliate of Seller and Seller (including the relationship of Seller with such Affiliate). To the Knowledge of Seller, Schedule 5.11 also lists each interest that any Seller Related Party owns, directly or indirectly, in any competitor of the Business, or supplier, customer, lessor, lessee, or other third party with whom Seller transacts business; provided, however, Schedule 5.11 shall not include any interest owned, directly or indirectly, by a Seller Related Party in securities of any Person that are listed on a national securities exchange or are traded in the over-the-counter market if such securities owned comprise less than five percent (5%) of the outstanding securities of such Person. Except as set forth on Schedule 5.10(b), Seller has no Debt payable to any of its Shareholders (or to a member of a Shareholder’s immediate family) in any amount whatsoever other than for salaries payable to employees or for expenses incurred by employees on behalf of Seller in the Ordinary Course of Business.

Section 5.12 Capital Expenditure Plans. Seller has no commitments for capital expenditures.

Section 5.13 Absence of Undisclosed Liabilities. To the Knowledge of Seller, Seller is not obligated for, nor are the Purchased Assets subject to, any liabilities or adverse claims or obligations, absolute or contingent, except (i) those liabilities set forth in the Financial Statements, (ii) those liabilities which have arisen after the date of Seller’s August 31, 2011 Financial Statements in the Ordinary Course of Business, or (iii) as set forth on Schedule 5.13. None of the liabilities which have arisen after the date of Seller’s August 31, 2011 Financial Statements in the Ordinary Course of Business is a liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental liability.

Section 5.14 Customers. Schedule 5.14 sets forth the ten (10) largest customers by dollar volume of Seller for the twelve (12) month period ended December 31, 2010. Except as set forth on Schedule 5.14, to the Knowledge of Seller, none of such customers has substantially reduced or threatened to substantially reduce its relationship with Seller. Except as set forth on Schedule 5.14, no customer that was under contract as of June 30, 2011 or is under contract as of the date of this Agreement, for the delivery of a fixed amount of products, has notified Seller that it is terminating said contract or refusing to take delivery of products not yet delivered under said contract. To the Knowledge of Seller, all historical customer information of the Business and historical sales data of the Business provided to Purchaser is true, accurate and complete. The foregoing representations, however, shall not operate as a guarantee that any of the customers listed on Schedule 5.14 will continue to do business with Seller beyond its obligations as contained in any agreement therewith in effect on the Closing Date.

Section 5.15 Suppliers. Schedule 5.15 sets forth a true and complete list of all material suppliers of Seller, indicating any suppliers that may be a sole or primary source supplier of raw materials, significant goods, equipment, or services to Seller. Except as set forth on Schedule 5.15, to the Knowledge of Seller, no supplier has increased or threatened to increase to any material extent the pricing terms given to Seller, other than in the Ordinary Course of Business, and Seller does not have any Knowledge that any of the foregoing is likely to occur. Additionally, except as set forth on Schedule 5.15, to the Knowledge of Seller, no supplier has terminated or threatened to terminate any contractual or other business relationship with Seller, changed or threatened to change to any material extent its product mix, delivery schedule, terms or during the past twelve (12) months decreased or delayed internally its supply of materials to Seller. The foregoing representations, however, shall not operate as a guarantee that any of the suppliers listed on Schedule 5.15 will continue to do business with Seller beyond its obligations as contained in any agreement therewith in effect on the Closing Date.

Section 5.16 Business Relations. Except as set forth on Schedule 5.16, Seller is not required, in the Ordinary Course of Business, to provide any bonding or any other financial security arrangements in connection with any transactions with any customers or suppliers. Except as set forth on Schedule 5.16, (i) Seller has not received written notice of any material disruption (including, without limitation, delayed deliveries or allocations by suppliers) in the availability of any materials, products, or services used in the Business and (ii) Seller has no Knowledge that any such disruption is likely to occur.

Section 5.17 Material Contracts. Schedule 5.17 is a true, correct and complete list of the following Contracts (the “Material Contracts”) to which Seller is a party:

(a) any Contract (or group of related Contracts) that involves a commitment by Seller in excess of $25,000 per annum or under which Seller could receive in excess of $25,000 per annum, in each case which has a term in excess of one year and is not terminable at the option of Seller upon no more than 30 days notice;

(b) any Contract concerning a partnership or joint venture or investment in or loan to any Person;

(c) any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation;

(d) any Contract under which Seller has advanced or loaned any amount to any of its current or former directors, officers, or employees;

(e) any Contract under which Seller has advanced or loaned any amount to any other Person;

(f) any Contract under which Seller agreed to limit its ability to compete in any line of business, to conduct business in any location, to solicit or conduct business with any Person, or to hire any individual or group of individuals;

(g) any Contract obligating Seller to maintain the confidentiality of another Person’s information;

(h) any Contract binding another Person to maintain the confidentiality of Seller’s information; provided, however, that any confidentiality agreements entered into by other Persons who expressed interest in acquiring Seller shall not be disclosed or provided to Buyer;

(i) any Contract for the employment or independent contractor status of any individual on a full-time, part-time, consulting, or other basis other than agreements with the professional advisors advising Seller in this Transaction for which Purchaser shall have no liability;

(j) any Contract providing for the acquisition or disposition of capital assets of Seller in excess of $25,000;

(k) any Contract providing for rebates or other contingent payments by Seller in excess of $25,000;

(l) any Contract containing material indemnification obligations of Seller to any Person, other than standard product warranties issued to customers in the ordinary course of business; and

(m) any Contract, amendment, or supplement that individually or in the aggregate, amounts to a material change to the terms of payment or payment practices with respect to existing Contracts relating to a non-de minimis portion (by dollar value or number of customers or number of suppliers) of Seller’s accounts receivable or accounts payable.

With respect to each such Material Contract that is an Assumed Contract: (A) such Material Contract is in full force and effect and is legal, valid, binding on, and enforceable in all material respects against Seller, and to the Knowledge of Seller, all other parties thereto; and (B) neither Seller, nor, to the Knowledge of Seller, any other party thereto, is in material breach or default of such Material Contract, and no event has occurred that with notice or lapse of time would constitute a material breach or default of such Material Contract, or permit termination, modification, or acceleration under such Material Contract. Schedule 5.2 includes a description of any consents or approvals required of third parties under the terms of any of such Material Contracts for the consummation of the transactions contemplated by this Agreement. A true, correct, and complete copy of each written, and a description of each oral, Material Contract that is an Assumed Contract so listed has been delivered to Purchaser or its counsel.

Section 5.18 Purchase Orders. Schedule 5.18 is a true and complete list of all currently open purchase orders as of the close of business on October 25, 2011 under which (a) Seller is or will become obligated to pay any particular vendor an aggregate sum in excess of $25,000, and (b) a customer of Seller is or will become obligated to pay Seller an aggregate sum in excess of $25,000.

Section 5.19 Receivables.

(a) Schedule 5.19 contains a detailed aging schedule by customer for Seller as of the close of business on October 25, 2011, which is a true, correct, and complete list of the accounts receivable, both trade and non-trade, of Seller as of that date. All accounts receivable (other than those that are Excluded Assets) are in the aggregate (net of any reserve for bad debt allowance) collectible in accordance with their terms at their recorded amounts, and such accounts receivable represent valid claims that have arisen in the Ordinary Course of Business. Except as set forth on Schedule 5.19, no set-offs exist respecting any such accounts receivable. In the event that there are any accounts receivable arising prior to the Closing Date that are not collected by Purchaser on or before the 180-day period after the Closing Date (except in the case of Alenia, for which the collection period shall be 360 days) (the “Uncollected Receivables”), Purchaser shall have the right to reduce the Purchase Price by the amount of Uncollected Receivables and shall assign the Uncollected Receivables to Seller for collection by Seller; or Purchaser may elect to retain the Uncollected Receivables and Seller shall not be subject to any reduction in Purchase Price, claim or offset relating thereto arising from an alleged breach of this Section 5.19(a). Any funds received after the Closing by Purchaser as payment for accounts receivable of the Business shall be applied first to the oldest invoices that are not subject to bona fide dispute and then applied to such invoices as directed by the customer. Buyer shall cooperate with Seller in collecting the Accounts Receivable by refusing to ship to any customer that has a past due invoice (unless subject to a bona fide dispute) until any past due invoices for Accounts Receivable of said customer are paid.

(b) Seller does not have any installment contracts receivable as of the date of this Agreement, and to the Knowledge of Seller will not have any installment contracts receivable as of the Closing Date.

Section 5.20 Inventory. Schedule 5.20 sets forth the amount and location of any consignment or other Inventory of Seller that is located at a third party’s facility. The analysis and information provided to Purchaser by Seller on Schedule 3.2, pursuant to which information and analysis the parties determined the value of the Inventory for purposes of calculating Net Working Capital, is true, accurate and complete in all material respects.

Section 5.21 Products and Warranties.

(a) The products sold by Seller conform to and meet or exceed the standards required by all applicable customer specifications and Legal Requirements now in effect and, to the Knowledge of Seller, there is no pending customer specification revision or Legal Requirement which if adopted or enacted would have a Material Adverse Effect on the Business.

(b) Seller does not have a standard product warranty that it offers to customers. Except for any product warranty terms that may be contained in the customer contracts listed on Schedule 5.17, Seller has not provided any warranty to a customer or other third party. Schedule 5.21 contains a description of any warranty or product liability claims against Seller made since January 1, 2006 that resulted in a price adjustment, refund, payment to a customer, or a return of product to Seller. Except as may be listed on Schedule 5.21 or for product warranty claims in the aggregate not in excess of $25,000, there have not been since December 17, 2004, and there are no pending or, to the Knowledge of Seller, threatened claims of customers based on an alleged or admitted defect of material, workmanship, or design or otherwise in, or in respect of, Seller’s products.

Section 5.22 Employment Matters.

(a) Except as set forth on Schedule 5.22, Seller is not a party to, participant in, or bound by, any collective bargaining agreement, union contract or employment, bonus, deferred compensation, insurance, profit sharing or similar personnel arrangement, any equity purchase, option or other equity plans or programs or any employee termination or severance arrangement.

(b) Except as set forth on Schedule 5.22, the employment by Seller of any Person (whether or not there is a written employment agreement) may be terminated for any reason whatsoever not inconsistent with current Legal Requirements, without penalty or liability of any kind.

(c) Except as set forth on Schedule 5.22, there are no active, pending or, to the Knowledge of Seller, threatened administrative, judicial, grievance or arbitration proceedings under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the National Labor Relations Act, or any other Legal Requirement relating to employees of Seller.

(d) Except as set forth on Schedule 5.22, there is not pending or, to the Knowledge of Seller, threatened, any strike, slowdown, picketing, work stoppage, or other similar labor activity with respect to any employees of Seller.

Section 5.23 Employees. Schedule 5.23 is a true, correct and complete list of all employees working in the Business, their title, their compensation, hire date and current status classification. Seller has furnished to Purchaser or its counsel an organizational chart of all employees of Seller with a description of operational and reporting structure.

Section 5.24 Employee Benefit Plans and Other Plans. Except as set forth on Schedule 5.24, neither Seller nor any Controlled Group Member (as defined below), directly or indirectly, maintains, sponsors, or has any obligation or liability with respect to any “employee benefit pension plan” as defined in Section 3(1) of ERISA, any “employee welfare benefit plan” as defined in Section 3(2) of ERISA, or any bonus, incentive, deferred compensation, retiree medical, severance, fringe benefit, or other benefit, plan, program, or arrangement (hereinafter referred collectively to as the “Benefit Plans” and each individually as a “Benefit Plan”). For purposes of this Agreement, “Controlled Group Member” means Seller and any Person which is required to be aggregated with Seller under Sections 414(b), (c), (m) or (o) of the Code. Except as set forth on Schedule 5.24:

(a) Each Benefit Plan has been maintained in accordance with its terms and all applicable Legal Requirements.

(b) Each Benefit Plan and any trust created thereunder: (i) is, and has been, in compliance with all the applicable requirements of ERISA and (ii) has satisfied all of the applicable provisions of the Code.

(c) None of the Benefit Plans: (i) is subject to Title IV of ERISA, (ii) is a “multiemployer plan” as described in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, or (iii) provides retiree medical or retiree life coverage for any employee or any beneficiary of any employee after the employee’s termination or employment with Seller other than continuation coverage required by applicable law, the cost of which is fully paid by the former employee or his dependent.

(d) Full payment has been made of all amounts that Seller, or any Controlled Group Member, is required, under applicable law or under the Benefit Plan, to have paid up through and including the month in which the Closing Date shall occur as a contribution or a benefit for all the Benefit Plans. All contributions required to be made by, and all other liability of, Seller with respect to the Benefit Plan for the periods covered by the Financial Statements shall have been set forth on the appropriate Financial Statement in accordance with GAAP. Benefits under the Benefit Plan are as represented and have not been increased subsequent to the date as of which documents have been provided.

Section 5.25 Licenses and Permits. Seller possesses all certificates of occupancy, franchises, licenses, easements, permits, and other authorizations from Governmental Authorities and from all other Persons that are necessary to permit it to engage in the Business as presently conducted and to use and occupy the Leased Real Property as such facilities are presently being used and occupied. Such franchises, licenses, permits, and other authorizations are listed on Schedule 5.25, and a true and correct copy of each such franchise, license, permit, and other authorization has been furnished to Purchaser or its counsel.

Section 5.26 Governmental Reports. Schedule 5.26 is a true and correct list of all reports, if any, filed since January 1, 2008, by Seller with any Governmental Authority, including, but not limited to, the Department of Labor, Equal Employment Opportunity Commission, Federal Trade Commission, Department of Justice, and the Internal Revenue Service (other than Tax returns). Seller has provided Purchaser with complete copies of each item set forth on Schedule 5.26.

Section 5.27 Compliance with Laws. Except as set forth on Schedule 5.27, Seller is in compliance, in all material respects, with, and has at all times been in compliance in all material respects, with all Legal Requirements affecting the Business and Seller’s operations, including, without limitation, the Foreign Corrupt Practices Act. Seller has received no notification or communication from any Governmental Authority since January 1, 2006 asserting that Seller is not in compliance with any Legal Requirement or threatening to revoke any license or permit owned or held by Seller. Seller has not (a) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder Seller (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

Section 5.28 Intellectual Property.

(a) Except as set forth on Schedule 5.28, Seller owns all right, title, and interest to (including, without limitation, the exclusive right to use and license the same), or has the right to use pursuant to a valid and enforceable license, all Intellectual Property used in or reasonably necessary for the operation of the Business, as presently conducted, free and clear of any Encumbrances (and without obligation to pay any royalty or other fees with respect thereto other than Permitted Liens). The Intellectual Property set forth on Schedule 2.1(e) (x) constitutes all of the Intellectual Property reasonably necessary for operation of the Business as presently conducted, and (y) as presently used by the Business does not infringe or violate any intellectual property rights of third parties. No item constituting part of the Intellectual Property included in the Purchased Assets has been registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office, or any other Governmental Authority, domestic or foreign, or a duly accredited and appropriate domain name registrar. Schedule 5.28 sets forth all license agreements for the Third Party Software and Intellectual Property included in the Purchased Assets that is used under license in the Business; and no notice of any default has been received by Seller under any such license of Intellectual Property which remains uncured and the execution, delivery or performance of Seller’s obligations hereunder will not result in such a default. Except as set forth on Schedule 5.28, each such license agreement is (i) a legal, valid and binding obligation of Seller and, to the Knowledge of Seller, each of the other parties thereto, enforceable in accordance with the terms thereof and (ii) except as noted on Schedule 5.2, is assignable to Purchaser at the Closing without the consent or approval of any third party.

(b) Except as set forth on Schedule 5.28, (i) there is no pending or, to the Knowledge of Seller, threatened proceedings or litigation or other claims made against Seller asserting the invalidity, misuse, or unenforceability of any of such Intellectual Property included in the Purchased Assets, (ii) Seller has not received any notice that the conduct of the Business has infringed, misappropriated, or conflicted with, or infringes, misappropriates, or conflicts with any intellectual property of another Person, (iii) to the Knowledge of Seller, the Intellectual Property and Third Party Software or other software owned by or licensed to Seller and included in the Purchased Assets has not been infringed, misappropriated, or conflicted by any other Person, and (iv) none of the Intellectual Property, Third Party Software, or other software owned by or licensed to Seller and included in the Purchased Assets is, to the Knowledge of Seller, subject to any outstanding order, decree, judgment, stipulation, or agreement restricting the scope or use thereof.

(c) All Intellectual Property relating to the Business (including, without limitation, modifications to software and processes) developed by any current or former employees of Seller or any current or former independent contractors engaged by Seller were either (i) developed by such employees in their capacity as employees of Seller and are owned by Seller or (ii) developed by such contractors as work for hire and are owned by Seller.

(d) Seller has the legal right to use all Third Party Software and other software that is material to the conduct of the Business, and all such Third Party Software and other software is being used by Seller in compliance, in all material respects, with any applicable licenses.

Section 5.29 Powers of Attorney. Except as set forth on Schedule 5.29, Seller has not given to any Person for any purpose any power of attorney (irrevocable or otherwise) that is presently in effect.

Section 5.30 Insurance.

(a) Schedule 5.30 is a true and correct list of all the policies of insurance covering the Business, Seller’s properties and/or the Purchased Assets that are presently in force. All of such insurance policies are in full force and effect and all premiums, retention amounts, and other related expenses due have been paid, and Seller has not received any notice of cancellation with respect to any of the policies. True and correct copies of such policies have been made available to Purchaser or its counsel, along with any and all schedules, historical exposure information, and loss information (including loss runs) relating to such policies.

(b) Schedule 5.30 is a true and correct list of any material damage that has occurred to the Purchased Assets or the Business since December 31, 2010, indicating, in each case, whether such damage is covered by a policy of insurance and the extent of any claim that has been made under such policy of insurance. All proceeds received by Seller from such insurance policies as a result of any claim set forth on Schedule 5.30 have been used solely for the purpose of repairing or replacing such damaged Purchased Assets.

Section 5.31 Brokerage and Finder’s Fees. Except as set forth on Schedule 5.31, Seller has not incurred, or will not incur upon the closing of the transactions described in this Agreement, any liability to any broker, finder, or agent for any brokerage fees, finder’s fees, or commissions with respect to the transactions contemplated by this Agreement.

Section 5.32 Governing Documents. True, accurate, and complete copies of the Articles of Incorporation and Bylaws of Seller, as well as all similar agreements governing the operation of Seller and/or its relationship with Shareholders, together with all amendments thereto, have been delivered to Purchaser or its counsel. Seller has furnished to Purchaser or its counsel the record books of Seller and the same are accurate and complete, in all material respects, and reflect all resolutions adopted and all actions taken, authorized, or ratified by the shareholders or directors of Seller.

Section 5.33 No Changes. Except as set forth on Schedule 5.33, since July 31, 2011, Seller has conducted the Business only in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as disclosed on Schedule 5.33, since July 31, 2011, there has not been:

(a) any material adverse change in the financial condition, assets, liabilities, net worth, or business of Seller;

(b) any damage, destruction, or loss (whether or not covered by insurance) in the operating condition of a material portion of the Purchased Assets;

(c) any sale, assignment, sublease, termination (excluding any expiration in the Ordinary Course of Business), or material modification of any Assumed Contract of the type required by Section 5.17 above to be listed on Schedule 5.17;

(d) any mortgage, pledge, or subjection to Encumbrance of any kind of any of the Purchased Assets;

(e) any strike, walkout, or labor trouble nor, to the Knowledge of Seller, has any strike, walkout, or labor trouble been threatened;

(f) any commitment or liability to or agreement with any union or other labor organization;

(g) (i) any increase in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or any increase in, or any addition to, other benefits (including without limitation any bonus, profit-sharing, pension or other Benefit Plan) (A) to which any of Seller’s officers or employees who earned in 2010, or are expected to earn in 2011, in excess of $40,000 may be entitled, or (B) to which any other employee may be entitled unless, in such case for (A) and (B), such increase was given in the Ordinary Course of Business, or (ii) any payments to any pension, retirement, profit-sharing, bonus or similar plan except payments in the Ordinary Course of Business made pursuant to the Benefit Plans described on Schedule 5.24;

(h) any making or authorization of any capital expenditures;

(i) any sale, transfer, license, or other disposition of any assets of Seller tangible or intangible, (in one or more transactions) with a net book value in excess of $25,000 in the aggregate, except sales of Inventory in the Ordinary Course of Business;

(j) any payment, discharge or satisfaction of any liability or obligation (whether accrued, absolute, contingent or otherwise) by Seller, other than the payment, discharge or satisfaction, in the Ordinary Course of Business, of liabilities or obligations either (i) shown or reflected on the August 31, 2011 Financial Statement of Seller, or (ii) incurred in the Ordinary Course of Business since the date of such Financial Statement;

(k) any declaration or payment of any dividend or other distribution of assets to equity owners of Seller;

(l) any purchase or redemption of equity, notes, or other securities;

(m) any write-offs as uncollectible of any notes or accounts receivable of Seller or write-downs of the value of any assets or Inventory by Seller other than the write-off of any notes or account receivables or write-down of any assets or item of Inventory with a value (before valuation or other reserves) of less than $10,000 in the aggregate for all such write-offs and write-downs or as part of the Physical Inventory;

(n) any change by Seller in any method of accounting or keeping its books of account or accounting practices or policies or method of application thereof, including, but not limited to, changes in estimates or valuation methods;

(o) any payment or distribution of any kind (however described), loan or advance of any amount to or in respect of, or the sale, transfer, or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement, or transaction with, any Seller Related Party except for (i) compensation to the officers and employees of Seller, in each case at rates not exceeding the rates of compensation disclosed on Schedule 5.23; and (ii) reimbursement for reasonable business expenses in the Ordinary Course of Business; or

(p) any election, revocation, or amendment of any Tax election, any settlement or compromise of any claim or assessment with respect to Taxes, any execution of any closing agreement, any execution or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes, or any amendment of any Tax Return.

Section 5.34 Disclaimer. Seller has not made, and Seller shall not be deemed to have made, any representation or warranty other than as expressly made by Seller in this Agreement or in any Ancillary Agreement or in any schedule thereto or hereto. Without limiting the generality of the foregoing, and notwithstanding any representations and warranties made by Seller in this Agreement, Seller makes no representation or warranty with respect to any projections, estimates or budgets delivered or made available to Purchaser or its counsel at any time with respect to future revenues, expenses or expenditures or future results of operations.

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser warrants and represents to Seller as of the date hereof and as of the Closing Date, as follows:

Section 6.1 Organization and Standing. Purchaser is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Ohio. Purchaser was formed for the purpose of consummating the transactions contemplated by this Agreement and has no business operations.

Section 6.2 Authority; Consents. The execution, delivery, and consummation of this Agreement by Purchaser has been duly authorized by the sole member and manager of Purchaser in accordance with all applicable Legal Requirements and the organizational documents of Purchaser, and at the Closing Date no further action will be necessary on the part of Purchaser to make this Agreement valid and binding on Purchaser and enforceable against Purchaser in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby may be affected by bankruptcy, reorganization, moratorium, insolvency, public policy, and similar laws of general application affecting the rights and remedies of creditors and by general equity principles. The execution, delivery, and consummation of this Agreement by Purchaser is not contrary to the organizational documents of Purchaser. No approval or consent of any Person is or was required to be obtained by Purchaser for the authorization of this Agreement or the consummation by Purchaser of the transactions contemplated in this Agreement.

Section 6.3 Brokerage and Finder’s Fees. Purchaser has not incurred, or will not incur upon the closing of the transaction described in this Agreement, any liability to any broker, finder, or agent for any brokerage fees, finder’s fees, or commissions with respect to the transactions contemplated by this Agreement.

ARTICLE 7 CONDITIONS TO PURCHASER’S OBLIGATIONS TO CLOSE

The obligations of Purchaser to effect the purchase of the Purchased Assets and to consummate the transactions contemplated hereby shall be subject to the fulfillment, or waiver in writing by Purchaser, at or prior to the Closing Date, of each of the following conditions:

Section 7.1 Consents. All corporate and governmental consents and approvals necessary to permit the consummation of the transactions contemplated by this Agreement, including, without limitation, all consents and approvals listed on Schedule 5.2, Schedule 5.17, Schedule 5.25 and Schedule 5.28 shall have been received by Purchaser on or before the Closing Date.

Section 7.2 Legal Proceeding. No action, suit, or other proceeding shall be pending before any Governmental Authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any Legal Requirement of any Governmental Authority having appropriate jurisdiction.

Section 7.3 Permits. To the extent any permits set forth on Schedule 2.1(f) are not assignable or transferable from Seller to Purchaser, on or before the Closing Date, Purchaser shall, after using commercially reasonable efforts to secure, have received from each Governmental Authority requiring Purchaser to do so any permits required or necessary for Purchaser to use the Purchased Assets to engage in the Business in the manner the Business was historically conducted by Seller prior to the Closing Date.

Section 7.4 Offer Letter. On the Closing Date, Purchaser shall have offered employment to Sergio Piva as an at will employee of Purchaser, on terms reasonably satisfactory to Purchaser and Mr. Piva (the “Employment Offer”).

Section 7.5 Damage to Purchased Assets. Neither a material portion of the Purchased Assets are rendered unusable as a result of damage or destruction on or prior to the Closing Date, nor a condemnation, eminent domain, or similar proceeding is instituted and maintained with respect to the Leased Real Property before the Closing, provided, however, that if Purchaser, in its sole discretion, elects to proceed with the Closing after receiving written notice from Seller of such damage or destruction or the institution of such proceedings, then Purchaser shall be entitled to all insurance or condemnation proceeds, including without limitation, business interruption and rental loss proceeds collected by Seller or any Seller Related Party prior to the Closing Date, together with an amount from Seller equal to all deductible amounts under the insurance policies of Seller covering such damage or destruction.

Section 7.6 [Reserved] .

Section 7.7 Environmental Insurance Policy. On the Closing Date, Seller and Purchaser shall obtain environmental pollution legal liability insurance coverage from a reputable insurance carrier: (i) with an aggregate liability coverage limit of not less than $5,000,000, (ii) with a coverage term to include not less than the five (5) year period subsequent to the Closing Date, (iii) listing Seller and Purchaser on the policy as co-insured parties, and (iii) otherwise on terms mutually acceptable to Seller and Purchaser. All premiums for such coverage shall be paid in full on the Closing Date, with Seller paying fifty percent (50%) of such amount and Purchaser paying the remainder of such amount.

Section 7.8 Closing Deliveries of Seller. On the Closing Date, Seller shall deliver and Purchaser shall have received the following:

(a) a true and correct copy of Seller’s Articles of Incorporation, certified by the Secretary of State of the State of California of a date not more than ten (10) days prior to the Closing Date;

(b) a certificate as to the good standing of Seller certified by the State of California and a certificate of foreign qualification issued by each jurisdiction in which Seller is qualified to do business.

(c) a certificate of an authorized officer of Seller, dated the Closing Date, (i) certifying that the document delivered pursuant to Section 7.8(a) is in effect and has not been amended or modified, (ii) attaching a true and correct copy of the Bylaws of Seller, and certifying that it is in effect and has not been amended or modified, (iii) attaching copies of resolutions, duly adopted by the directors and shareholders of Seller authorizing, as applicable, the execution and delivery of this Agreement and each of the Ancillary Agreements and the performance of the transactions contemplated hereby and thereby, and certifying that such resolutions are in effect and have not been amended or modified, and (iv) certifying the incumbency of the officers of Seller executing and delivering this Agreement and each of the Ancillary Agreements;

(d) an assignment and assumption agreement relating to the Assumed Liabilities, duly executed by Seller, in a form and substance reasonably satisfactory to Purchaser and Seller (the “Assignment and Assumption Agreement”);

(e) a bill of sale relating to the Purchased Assets, duly executed by Seller, in a form and substance reasonably satisfactory to Purchaser and Seller (the “Bill of Sale”);

(f) a restrictive covenant agreement, duly executed by Seller and each Shareholder, in a form and substance reasonably satisfactory to such parties (the “Restrictive Covenant Agreement”);

(g) the Employment Offer, duly executed by Sergio Piva;

(h) a termination of the fictitious business name statement to be filed with the Los Angeles County Clerk and the Orange County Clerk terminating Seller’s right to use the trade names set forth on Schedule 2.1(e), duly executed by Seller;

(i) a FIRPTA certificate, duly executed by Seller;

(j) all certificates of title or origin (or similar documents), with respect to any vehicles or other equipment included in the Purchased Assets duly endorsed by Seller;

(k) a Creditor Payment Letter from each obligee of the Debt of Seller listed on Schedule 5.10(b) or other party required pursuant to Section 3.1(b);

(l) a consent and estoppel certificate from each landlord or other party whose consent thereto is required under the Leases, in form and substance satisfactory to Purchaser and Purchaser’s lender;

(m) copies of the Verified Financial Statements, along with such consents or authorizations from the accounting firm(s) that issued such statements as are necessary in order to permit Purchaser’s parent to file such Verified Financial Statements as exhibits to its filings with the Securities and Exchange Commission;

(n) to the extent requested by Purchaser’s lender, a subordination agreement evidencing the subordination of the amounts owed under the Promissory Note to all amounts owed by Purchaser to such lender, in a form and substance reasonably satisfactory to Purchaser, its lender, and Seller; and

(o) all such other agreements, documents, instruments, and writings as are required to be delivered by Seller at the Closing Date pursuant to this Agreement or that are otherwise reasonably necessary to transfer to Purchaser all of Seller’s right, title, and interest in, to and under the Purchased Assets and the Assumed Liabilities or to exclude the Retained Liabilities, in accordance with this Agreement.

ARTICLE 8 CONDITIONS TO SELLER’S OBLIGATIONS TO CLOSE

The obligations of Seller to effect the sale of the Purchased Assets and to consummate the transactions contemplated hereby shall be subject to the fulfillment, or waiver in writing by Seller, at or prior to the Closing Date, of each of the following conditions:

Section 8.1 Legal Proceeding. No action, suit, or other proceeding shall be pending before any Governmental Authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any Legal Requirement of any Governmental Authority having appropriate jurisdiction.

Section 8.2 Closing Deliveries of Purchaser. On the Closing Date, Purchaser shall deliver and Seller shall have received the following:

(a) a true and correct copy of Purchaser’s Articles of Organization, certified by the Secretary of State of the State of Ohio of a date not more than ten (10) days prior to the Closing Date;

(b) a certificate as to the good standing of Purchaser certified by the State of Ohio and a certificate of foreign qualification issued by the State of California;

(c) a certificate of an authorized officer of Purchaser, dated the Closing Date, (i) certifying that the document delivered pursuant to Section 8.2(a) is in effect and has not been amended or modified, (ii) attaching a true and correct copy of Purchaser’s Operating Agreement and certifying that it is in effect and has not been amended or modified, (iii) attaching copies of resolutions, duly adopted by the manager of Purchaser authorizing the execution and delivery of this Agreement and each of the Ancillary Agreements and the performance of the transactions contemplated hereby and thereby, and certifying that such resolutions are in effect and have not been amended or modified, and (iv) certifying the incumbency of the officers of Purchaser;

(d) evidence of payment of the Closing Date Payment and the Creditor Payments as required by Section 3.1(c);

(e) the Promissory Note, duly executed by Purchaser;

(f) the Assignment and Assumption Agreement, duly executed by Purchaser;

(g) the Restrictive Covenant Agreement, duly executed by Purchaser;

(h) all such other agreements, documents, instruments, and writings as are required to be delivered by Purchaser at or prior to the Closing Date pursuant to this Agreement or that are otherwise reasonably necessary for Purchaser to assume the Assumed Liabilities, in accordance with this Agreement.

ARTICLE 9 REMEDIES

Section 9.1 General Indemnification Obligation.

(a) Subject to the limitations contained in Sections 9.2 and 9.3, Seller shall indemnify and hold harmless Purchaser and its officers, managers, members, employees, agents, and Affiliates (each a “Purchaser Indemnified Party”) from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, costs, fees, expenses (including but not limited to reasonable attorneys’ fees) and disbursements (collectively “Losses”) actually sustained by any of such Persons based upon, arising out of, or otherwise in respect of:

(i) any inaccuracies in or any breach of any representation or warranty of Seller contained in this Agreement or any Ancillary Agreement (including any schedule or exhibit attached hereto or thereto);

(ii) any breach of any covenant or agreement of Seller contained in this Agreement or any Ancillary Agreement (including any schedule or exhibit attached hereto or thereto);

(iii) any of the Retained Liabilities;

(iv) Purchaser’s agreement to make available the COBRA continuation health insurance pursuant to Section 10.6(d), except to the extent that such Loss arises solely from (A) Purchaser’s failure to comply with applicable law relating to COBRA continuation health insurance coverage or (B) additional administrative burden;

(v) the failure of Purchaser to withhold a portion of the Final Purchase Price until receipt of tax clearance certificates from the California State Board of Equalization, the State of California Employment Development Department, and the Franchise Tax Board, as required by applicable statutes of the State of California;

(vi) any Loss originating from a Governmental Authority relating to a violation of Legal Requirements by Seller prior to the Closing Date or any Loss originating from a third party injured prior to the Closing Date by a violation of Legal Requirements by Seller; provided, that to the extent such violation of Legal Requirements existed prior to the Closing Date and continued after the Closing Date, Seller shall only be liable for the portion of such Loss relating to the period prior to the Closing Date;

(vii) any Loss originating from a Governmental Authority relating to a violation of Legal Requirements by Seller prior to the Closing Date; provided, that to the extent such violation of Legal Requirements existed prior to the Closing Date and continued after the Closing Date, Seller shall only be liable for the portion of such Loss relating to the period prior to the Closing Date;

(viii) any Loss originating from a third party injured prior to the Closing Date as a result of a violation of Legal Requirements by Seller; and

(ix) those specific matters set forth on Schedule 9.1(a).

(b) Purchaser shall indemnify and hold harmless Seller and its officers, directors, employees, agents and Affiliates (each a “Seller Indemnified Party”) from and against any and all Losses actually sustained by any of such Persons based upon, arising out of or otherwise in respect of:

(i) any inaccuracies in or any breach of any representation or warranty of Purchaser contained in this Agreement or any Ancillary Agreement (including any schedule or exhibit attached hereto or thereto);

(ii) any breach of any warranty, covenant, or agreement of Purchaser contained in this Agreement or any Ancillary Agreement (including any schedule or exhibit attached hereto or thereto);

(iii) any of the Assumed Liabilities; and

(iv) any liability, loss, or obligation resulting from the operation of the Business after the Closing Date or the condition of the Leased Real Property or the portion of the Acquired Assets constituting equipment as of the Closing, except to the extent arising from a Retained Liability.

Section 9.2 Notice and Opportunity to Defend

(a) As soon as is reasonably practicable after a Seller Indemnified Party or Purchaser Indemnified Party, as the case may be, becomes aware of any claim that it has under Section 9.1 that may result in a Loss (a “Liability Claim”), such Person (the “Indemnified Party”) shall give notice thereof (a “Claims Notice”) to the party hereto that is obligated to indemnify the Indemnified Party with respect to such claim (the “Indemnifying Party”). A Claims Notice shall describe the Liability Claim in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 9.2(a) shall adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.

(b) To the extent that any Liability Claim relates to a third party proceeding, the Indemnifying Party may elect, by providing written notice to the Indemnified Party within thirty (30) days of receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought hereunder, to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 9.2(b), the Indemnified Party may continue to defend the Liability Claim. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 9.2(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (i) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim or (ii) a settlement of, or adverse judgment with respect to the Liability Claim may be expected to have a material adverse effect on, or is likely to establish a precedential custom or practice materially adverse to the continuing business or Tax position of the Indemnified Party (including, without limitation, any increase in the Tax liability of Purchaser or any Affiliate thereof), the Indemnified Party may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection therewith. The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Liability Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it shall have assumed the defense of any Liability Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim which (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Liability Claim, or (ii) grants any injunctive or equitable relief, or (iii) may reasonably be expected to have a material adverse effect on, or is likely to establish a precedential custom or practice material adverse to, the continuing business or Tax position of the Indemnified Party (including, without limitation, any increase in the Tax liability of Purchaser or any Affiliate thereof). The Indemnified Party shall not settle any Liability Claim, without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

Section 9.3 Survivability / Limitations on Indemnification

(a) The representations and warranties of Seller contained in this Agreement or in any Ancillary Agreement, and the right of Purchasers to seek indemnification as a result of any breach of or inaccuracy in any representation or warranty, shall survive for a period of twenty four (24) calendar months from the Closing Date (the “Expiration Date”); provided, however, that:

(i) the Expiration Date will not apply for any Liability Claim relating to a breach of or inaccuracy in the representations and warranties of Seller contained in Section 5.1 (Organization and Standing), Section 5.2 (Authority), Section 5.6 (Title), or Section 5.32 (Brokerage and Finders Fees);

(ii) the representations and warranties of Seller contained in Section 5.5 (Environmental Matters), Section 5.7 (Taxes) and Section 5.24(a) (Employee Benefit Plans and Other Plans) shall survive for the duration of any applicable statute of limitations, the duration of any suspension, waiver or extension thereof, and for ninety (90) days thereafter;

(iii) all of the covenants and agreements of Seller and any Shareholder contained in this Agreement shall survive after the date of this Agreement and be enforceable in accordance with their terms without expiration; and

(iv) any Liability Claim pending on any Expiration Date for which a Claims Notice has been given in accordance with Section 9.2 on or before such Expiration Date may continue to be asserted and indemnified against until finally resolved.

The representations and warranties listed in clause (i) of this Section 9.3(a), Section 5.7 and Section 5.24 are referred to as the “Fundamental Representations”.

(b) Notwithstanding anything to the contrary contained in this Agreement, Seller shall have no obligation to indemnify any Purchaser Indemnified Party for any Loss under Section 9.1(a)(i) until the aggregate amount of all Losses sustained by one or more Purchaser Indemnified Parties exceeds $100,000 in the aggregate (the “Basket”), in which case each Purchaser Indemnified Party shall be entitled to indemnification hereunder to the extent Losses exceed the Basket, only up to but not exceeding, in the aggregate, twenty percent (20%) of the Final Purchase Price (the “Cap”); provided, however, that Seller shall have no obligation to indemnify any Purchaser Indemnified Party with respect to individual Losses under Section 9.1(a)(i) of less than $10,000 each (the “Mini Basket”) and such Losses shall not be counted toward the Basket. Notwithstanding anything to the contrary contained in this Agreement, the Basket, Mini Basket, and Cap shall not apply to Losses sustained by a Purchaser Indemnified Party as a result of Seller’s breach of a Fundamental Representations or arising out of a fraud claim brought by Purchaser against Seller.

(c) Further notwithstanding anything to the contrary contained in this Agreement, Seller shall have no obligation to indemnify any Purchaser Indemnified Party for any Loss under Section 9.1(a)(i) relating to any inaccuracy in or breach of any representation or warranty of Seller to the extent that Seller can prove that (i) Purchaser or any Purchaser Indemnified Party had actual written knowledge of such inaccuracy or breach arising from information provided in the period between August 2, 2011 and the Closing, (ii) the CEO, CFO or COO of Purchaser or John Glover fully understood the scope and significance of such knowledge prior to the Closing and (iii) such Losses arose solely from the inaccuracy or breach to which Purchaser had Knowledge.

(d) Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not have to indemnify any Seller Indemnified Party for any Loss under Section 9.1(b)(i) until the aggregate amount of all Losses sustained by one or more Seller Indemnified Parties exceeds the Basket, in which case each Seller Indemnified Party shall be entitled to indemnification hereunder to the extent Losses exceed the Basket, up to but not exceeding, in the aggregate, the Cap; provided, however, that Purchaser shall not have to indemnify any Seller Indemnified Party with respect to individual Losses under Section 9.1(b)(i) of less than the Mini Basket and such Losses shall not be counted toward the Basket. Notwithstanding anything to the contrary contained in this Agreement, the Basket, Mini Basket, and Cap shall not apply to Losses sustained by a Seller Indemnified Party as a result of Purchaser’s breach of the representations and warranties of Purchaser contained in Section 6.1 (Organization and Standing), Section 6.2 (Authority), and Section 6.3 (Brokerage and Finders Fees) or arising out of a fraud claim brought by Seller against Purchaser.

(e) Absent fraud, the indemnification provided for in Section 9.1 of this Agreement shall be the sole and exclusive post-Closing remedy available to any party against the other parties for any Losses arising under or based upon this Agreement or the transactions contemplated hereby.

(f) Absent fraud, no party hereto will be entitled to receive from any other party hereto punitive, incidental, special or consequential damages as a result of Losses hereunder; provided, however that this limitation shall not apply with respect to any Losses that arise from a Liability Claim involving a third party proceeding if such punitive, incidental, special or consequential damages are claimed by such third party.

(g) For the purposes of the indemnification provisions set forth in this Article 9, any Losses shall be determined on a net basis after giving effect to any actual cash payments, setoffs, recoupment, or any other payments in each case received, realized, or retained by the indemnified party (including any amounts recovered or recoverable by the indemnified party from unaffiliated third party insurance providers) as a result of any event giving rise to a claim for such indemnification.

(h) Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not be entitled to indemnification for a breach of the representation set forth in the first sentence of Section 5.27 relating to any modifications or changes made to (i) that portion of the Acquired Assets constituting equipment or (ii) the Leased Real Property, including any systems relating thereto, that may constitute a violation of Legal Requirements except to the extent that any such violation gives rise to a Loss originating from a Governmental Authority relating to a period prior to the Closing Date or a third party injured prior to the Closing Date by such violation.

Section 9.4 Manner of Satisfying Losses.

(a) Payments owed by Seller in satisfaction of Seller’s indemnification obligations pursuant to this Article 9 shall be (i) first offset against the balance owing to Seller under the Promissory Note and, to the extent amounts recovered by Purchaser Indemnified Party are not sufficient to satisfy all Losses in full, (ii) then the balance of such Losses shall be paid directly by Seller.

(b) Upon Final Determination of the amount of a Liability Claim for which indemnification is sought under this Article 9, the Indemnifying Party shall pay the amount of such Liability Claim within ten (10) days of the date of such Final Determination. For purposes of this Section 9.4(b), the “Final Determination” of a Liability Claim shall be the earliest to occur of the following: (i) a judgment of any court determining the validity of a disputed Liability Claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed (it being understood that the Indemnified Party shall have no obligation to appeal); (ii) an award of any arbitrator or arbitration panel determining the validity of a disputed Liability Claim, if there is not pending any motion to set aside such award or if the time within which to move to set such award aside has elapsed; (iii) a written acknowledgement of the Indemnifying Party that it no longer disputes the validity of such Liability Claim; (iv) the date on which an Indemnifying Party fails to respond to a Claim Notice as specified in Section 9.2; or (v) such other evidence of final determination of a disputed Liability Claim as shall be reasonably acceptable to the parties.

Section 9.5 Treatment of Indemnification Payments. All indemnification payments made by any party hereto will be treated as adjustments to the Final Purchase Price.

ARTICLE 10 POST CLOSING COVENANTS

The parties covenant to take the following actions after the Closing Date:

Section 10.1 Further Information. Following the Closing, upon reasonable advance notice, Seller, on the one hand, and Purchaser, on the other hand, will provide each other and its counsel and its accountants, during normal business hours, upon prior written notice, reasonable access to the books, records, and other data of the other relating to the Business or the Purchased Assets with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required (a) to facilitate the investigation, litigation, and final disposition of any claims which may have been or may be made against any party or its Affiliates, (b) in connection with any Tax Return, audit, examination, proceeding, or determination, (c) to facilitate the purchase and implementation of any policies of insurance covering the Purchased Assets or the Business, and (d) for any other reasonable business purpose. All investigations by or on behalf of a party shall be conducted in such manner as to not unreasonably interfere with the business operations of the other party and at such requesting party’s sole expense.

Section 10.2 Record Retention. Each party agrees that for a period of not less than seven (7) years following the Closing Date, it shall not destroy or otherwise dispose of any of the books and records relating to the Business or the Purchased Assets in their possession with respect to periods prior to the Closing. Upon thirty (30) days advance notice to the other party, each party shall have the right to destroy all or part of such books and records after the seventh (7th) anniversary of the Closing Date. If any party so desires, it shall have the right, at its own expense, to take possession of any records that the other party intends to destroy.

Section 10.3 Tax Assistance. Following the Closing, Seller, on the one hand, and Purchaser, on the other hand, will provide each other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any Taxing authority, or any judicial or administrative proceedings relating to liability for Taxes.

Section 10.4 Name Change of Seller. Within three (3) Business Days after the Closing Date, Seller shall file terminations of the fictitious business name statements with the Los Angeles County Clerk and the Orange County Clerk terminating Seller’s right to use the trade names set forth on Schedule 2.1(e).

Section 10.5 No Assignment Causing Breach. Neither this Agreement nor any document or instrument delivered pursuant hereto shall constitute an assignment of any claim, Contract, lease, commitment or sales or purchase order or an attempted assignment thereof without the consent of any other Person if such assignment would be ineffective, constitute a breach thereof or in any way adversely affect the rights thereunder. Until such consent is obtained, Seller and Purchaser will cooperate with each other to provide for Purchaser the benefits of, and to permit Purchaser to assume all liabilities under, any such claim, Contract, lease, commitment or sales or purchase order, including enforcement at the request and expense of Purchaser for the benefit of Purchaser of any and all rights of Seller against a third party thereto; and any transfer or assignment to Purchaser by Seller of any property or property rights or any Contract which requires the consent or approval of any third party shall be made subject to such consent or approval being obtained.

Section 10.6 Employee Matters and Employee Benefits.

(a) Non-Transferred Employees. Except as provided in Section 10.6(d) with respect to COBRA, nothing in this Agreement shall be deemed to impose on Purchaser any liabilities or responsibilities for periods prior to the Closing regarding employees or former employees of Seller, including, without limitation, liabilities or responsibilities for (i) pension, retirement, profit-sharing, savings, pension, medical, dental, disability income, life insurance, or accidental death benefits, whether insured or self-insured, whether funded or unfunded, (ii) workers’ compensation (both long term and short term) benefits, whether insured or self-insured, whether or not accruing or based upon exposure to conditions prior to the date of this Agreement or for claims incurred or for disabilities commencing prior to the Closing Date, or (iii) severance benefits.

(b) Offers of Employment. Purchaser will offer, as of the Closing Date, employment at-will to the active employees of Seller other than Tristano Caracciolo; provided, however, that nothing herein shall require any employee to accept such offer nor require Purchaser to continue any employment or any terms of employment after the Closing Date. In the event that any of the inactive employees of Seller set forth on Schedule 10.6(b) presents Purchaser a fitness for duty certificate from their medical provider following the Closing Date, Purchaser will offer such individual employment at-will at such time; provided, however, that nothing herein shall require Purchaser to actively seek out such individual nor require Purchaser to continue any employment or any terms of employment for any specified period of time; provided, further that if any such individual presents Purchaser with a fitness for duty certificate providing for restricted duty and Purchaser has an available position that can accommodate the restricted duty requirements, then Purchaser will such individual such employment at-will at such time.

(c) WARN. Seller shall be responsible for complying with all notice and coverage requirements of the Workers Adjustment and Retraining Notification Act, to the extent applicable, and any similar applicable California statutes, to the extent each is applicable, arising as a result of the Closing.

(d) COBRA. Purchaser shall be responsible for making COBRA continuation health insurance available to each former employee of Seller set forth on Schedule 10.6(d) with a qualifying event on or prior to the Closing Date to the extent a proper COBRA election has been made by such individual and applicable premiums have been paid by such individual, in each instance solely for the period required by applicable law.

(e) Final Seller Payroll. Seller shall be responsible for calculation and funding of a final payroll for all employees of the Business through and including the Closing Date, which shall include payment for all accrued and unused vacation time outstanding as of the Closing Date. On the Closing Date, Seller shall (i) submit the final payroll to ADP for processing and payment no later than three (3) days following the Closing Date and (ii) transfer all amounts necessary to fund such payroll (including taxes, withholdings and other amounts normally and customarily funded at the time of processing payroll) to Seller’s payroll account. Purchaser shall be reasonably satisfied with such calculations and the amount transferred.

Section 10.7 Further Assurances. From and after the Closing, Purchaser and Seller will, and each will cause their respective Affiliates to execute and deliver such further instruments of sale, conveyance, transfer, assignment, and delivery and such consents, assurances, powers of attorney, and other instruments and take such other action as reasonably may be necessary to in order to vest in Purchaser (and record and perfect) all right, title, and interest in and to the Purchased Assets, to put Purchaser in actual possession and control of the Business and to otherwise fully effectuate and carry out the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 10.8 Mail, Bank Accounts and Other Receipts.

(a) After the Closing, Seller agrees to hold in trust and deliver to Purchaser promptly following receipt thereof any mail, checks, electronic cash deposits, or documents that it receives pertaining to the Business or the Purchased Assets. Seller agrees to maintain, for a reasonable period of time (not to exceed 24 months), the bank account(s) and lockbox(es) that were used, immediately prior to the Closing Date, to receive customer payments relating to the Business and to promptly cause Seller’s bank to forward all amounts received in such account(s) and lockbox(es) pertaining to the Business or the Purchased Assets directly to Purchaser. Purchaser agrees to hold in trust and deliver to Seller promptly following receipt thereof any mail, checks, electronic cash deposits, or documents that it receives pertaining to matters other than the Business or the Purchased Assets.

(b) From and after the Closing, Seller agrees to maintain for as long as necessary amounts of cash in the bank accounts used for the operation of the Business prior to Closing sufficient to cover any and all checks, drafts, and other draws that are outstanding against such accounts as of the Closing Date.

(c) From and after the Closing, Seller and Purchaser shall use their reasonable good faith efforts to reconcile, on or about forty five (45) days following the Closing or at such mutually agreeable later date, (i) the amount, if any, of the trade payables and/or accrued expenses being assumed by Purchaser pursuant to this Agreement that are drawn from the bank accounts of Seller after the Closing Date, and (ii) the amount, if any, of the accounts receivable and other customer and/or supplier payments relating to the Purchased Assets that are remitted to and/or deposited by such customers and/or suppliers into the bank accounts of Seller after the Closing Date. Any amounts due from Seller to Purchaser, or from Purchaser to Seller, as a result of such reconciliation shall be promptly paid by the owing party.

Section 10.9 Dissolution of Seller. For a period of no less than two (2) years following the Closing Date, Seller covenants and agrees to maintain its corporate existence and not to take any action to merge with or into another entity nor to liquidate or dissolve under state law. Seller further agrees that, during such period, Seller will maintain not less than $200,000 of liquid cash or cash equivalents in an unrestricted bank account in the name of Seller.

Section 10.10 Transitional Availability. For a period not to exceed six (6) months following the Closing, Seller agrees to cause Tristano Caracciolo to make himself available as a resource to Purchaser for the purpose of providing transitional guidance to Purchaser regarding the Business, to the extent requested by Purchaser. Notwithstanding the forgoing, Mr. Caracciolo may provide such services remotely via teleconference to the extent appropriate in the circumstances and shall not be required to travel to any locations other than the Business facilities in Orange and Long Beach, California without reimbursement from Purchaser of his reasonable travel expenses. Mr. Caracciolo is being requested to provide such guidance based on his knowledge and experience, and Purchaser agrees that Mr. Caracciolo’s insight and counsel can be provided in a limited amount of time by him. He shall provide such services at such times as it does not interfere with his other business and personal activities. In no event shall Mr. Caracciolo be required to be available more than twenty (20) hours per month on a noncumulative basis during said six (6) month period.

ARTICLE 11 MISCELLANEOUS

Section 11.1 Assignment; Third Parties; Binding Effect. The rights under this Agreement are not assignable nor are the duties delegable by (a) Seller without the prior written consent of Purchaser; and (c) Purchaser without the prior written consent of Seller; except that Purchaser may, without the consent of any other party, assign this Agreement (x) to a wholly owned subsidiary of Purchaser, (y) an entity under common control with Purchaser, or (z) Purchaser’s principal creditor; provided, however, that no such transfer or assignment shall relieve Purchaser of its obligations hereunder. Any attempted assignment or delegation in contravention of the previous sentence shall be null and void. Nothing contained in this Agreement is intended to convey upon any person or entity, other than the parties and their successors in interest and permitted assigns, any rights or remedies under or by reason of this Agreement unless expressly stated. All covenants, agreements, representations and warranties of the parties contained in this Agreement are binding on and will inure to the benefit of Purchaser and Seller, as applicable, and their respective successors and permitted assigns.

Section 11.2 Expenses. Each of the parties hereto shall pay its own expenses and costs incurred or to be incurred by it in negotiating, closing and carrying out this Agreement.

Section 11.3 Notices. All notices, requests, demands and other communications to be made under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (iii) three (3) Business Days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) Business Day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses (or at such other address or number as is given in writing by any party to the other parties) as follows:

(a)	If to Purchaser, to:	Forge Acquisition, LLC c/o SIFCO Industries, Inc. 970 East 64th Street Cleveland, Ohio 44103-1694 Attention: James P. Woidke Facsimile No.: (216) 881-1828 Email: jwoidke@sifcofg.com

	with a copy to:	Benesch, Friedlander, Coplan & Aronoff LLP 2300 BP Tower 200 Public Square Cleveland, Ohio 44114 Attention: John S. Gambaccini, Esq. Facsimile No.: (216) 363-4588 Email: jgambaccini@beneschlaw.com

(b)	If to Seller:	GEL Industries, Inc. c/o Sergio Piva 2137 Kallin Ave. Long Beach, California 90815 Facsimile No.: Email:

	with a copy to:	Law Offices of Roger L. Neu, Inc. 2040 Main Street, Suite 710 Irvine, CA 92614 Attention: Roger L. Neu Facsimile No.: (949) 863-1701 Email: Rneuoffice@aol.com

Section 11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same document. Any signature to this Agreement or any Ancillary Agreement delivered via facsimile, electronic mail, or in pdf format shall be deemed an original for all purposes.

Section 11.5 Captions and Section Headings. Captions and section headings are for convenience only, are not a part of this Agreement and may not be used in construing it.

Section 11.6 Possession of Purchased Assets. Possession of and title to the Purchased Assets will be given to Purchaser effective as of 11:59 p.m. Pacific time on the Closing Date. Purchaser will not acquire any title to the Purchased Assets until possession has been given to it in accordance with this Section 11.6. For purposes of this Section 11.6, possession will be deemed to have been given to Purchaser when Seller delivers or causes to be delivered to Purchaser good and sufficient instruments of transfer and conveyance as provided in this Agreement.

Section 11.7 Waivers. Any failure by any of the parties to comply with any of the obligations, agreements, or conditions set forth in this Agreement may be waived by the other party or parties, but any such waiver will not be deemed a waiver of any other obligation, agreement or condition contained herein.

Section 11.8 Entire Agreement. This Agreement, including any certificate, schedule, exhibit, or other document delivered pursuant to its terms, constitutes the entire agreement between the parties relating to the subject matter hereof. There are no verbal agreements, representations, warranties, undertakings, or agreements between the parties, and this Agreement may not be amended or modified in any respect, except by a written instrument signed by all the parties to this Agreement making specific reference to this Agreement.

Section 11.9 Governing Laws. This Agreement is governed by and construed in accordance with the internal laws of the State of California, without regard to conflict of laws principles. For the sole purpose of this Agreement and any controversy arising hereunder, each party hereby submits itself to the exclusive jurisdiction of the state or federal courts sitting in Orange County, California, and waives any objection (on the grounds of each of jurisdiction or forum non conveniens, or otherwise) to the jurisdiction of any such court. Seller and Purchaser irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action, or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

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Signature Page to

Asset Purchase Agreement

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

PURCHASER:	SELLER:
FORGE AQUISITION, LLC By: /s/ Frank Cappello Name: Frank Cappello Title: Treasurer	GEL INDUSTRIES, INC. DBA QUALITY ALUMINUM FORGE By: /s/ Tristano Caracciolo Name: Tristano Caracciolo Title: President & CEO

PARENT GUARANTY

SIFCO Industries, Inc., an Ohio corporation and the sole member of Purchaser, hereby unconditionally guarantees the performance by Purchaser of all its obligations set forth in this Agreement, including, without limitation, all obligations under the Promissory Note, in the same manner as though the undersigned were named as a party in place of Purchaser in this Agreement.

SIFCO INDUSTRIES, INC. By: /s/ Frank Cappello Name: Frank Cappello Title: V.P. Finance & CFO

APPENDIX A

DEFINITIONS

For purposes of this Agreement, unless the context otherwise indicates, the following terms, whether capitalized or not, shall have the meaning set forth below:

“Affiliate” means with respect to any Person, (a) any officer, director, manager, or holder of more than ten percent (10%) of the outstanding shares or equity interest of such Person, (b) such Person’s spouse and the parents, grandparents, brothers and sisters, children, and grandchildren of such Person or of such Person’s spouse, or (c) any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if the controlling Person, directly or indirectly, possesses the power to direct or cause the direction of the management and policies of the controlled Person, whether through ownership of voting securities, by contract, or otherwise.

“Ancillary Agreements” means the Promissory Note, the Assignment and Assumption Agreement, the Bill of Sale, the Restrictive Covenant Agreement, and each agreement or certificate contemplated by this Agreement to be executed by Purchaser and/or Seller in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Business Day” means any day other than a Saturday, Sunday, or day on which commercial banks are authorized or required by law to close in Cleveland, Ohio.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contaminant” means any substance or waste containing hazardous or toxic substances, pollutants, or contaminants, and any other individual or class of pollutants, contaminants, toxins, chemicals, substances, wastes, or materials in their solid, liquid, or gaseous phase, defined, listed, designated, regulated, classified, or identified under any Environmental Law. This definition includes asbestos and asbestos-containing materials, petroleum or petroleum-based products or derivatives thereof, radioactive materials, flammable explosives, and polychlorinated biphenyls.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral) that is legally binding and (a) under which Seller has or may acquire any rights, (b) under which Seller has or may become subject to any obligation or liability, or (c) by which Seller or any of the Purchased Assets may become bound.

“Debt” means (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets (excluding normal trade terms for capital assets purchased in the ordinary course of business), (c) all obligations under conditional sales or other title retention agreements, (d) all reimbursement and other obligations (contingent or otherwise) under any letter of credit, banker’s acceptance, currency swap agreement, interest rate swap, cap, collar, or floor agreement or other interest rate management device.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, easement, or restriction or reservation of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environmental Condition” means any breach of any Environmental Laws, any Remedial Action, any Release or threatened Release, or the presence of Contaminants.

“Environmental Laws” means all applicable foreign, federal, state, and local laws, rules, regulations, codes, policies, guidance, and ordinances, and binding determinations, orders, permits, licenses, injunctions, writs, decrees or rulings of any governmental or judicial authority, relative to or that govern or purport to govern air quality, soil quality, water quality, wetlands, natural resources, Contaminants, pollution or the protection of the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq., as amended) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. §1501 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Safe Drinking Water Act (42 U.S.C. §300f et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.)(“RCRA”), the Clean Air Act (42 U.S.C. §7401 et seq.) and the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), as each of these laws are in existence prior to the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statements” means the following reports of Seller, (a) the Verified Financial Statements, (b) the unaudited interim balance sheet dated as of August 31, 2011, and (c) the related unaudited statement of income for the period ended August 31, 2011.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Governmental Authority” means any United States, state, local, foreign, or other governmental entity or municipality or any subdivision thereof or any authority, department, commission, board, bureau, agency, court, tribunal, arbitration panel, or instrumentality.

“Intellectual Property” means all business names (fictitious or otherwise), trade names, registered and unregistered trademarks and service marks, art work, packaging, plates, emblems, logos, internet domain names, insignia and copyrights, and other proprietary rights to various words, slogans, symbols, logos, designs and trade dress, including all registrations and applications for the same, and all goodwill associated therewith; all domestic and foreign patents and patent applications, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority including any reissue, re-examination, extension, division, continuation or continuation-in-part of any of the foregoing; all copyrights, applications for copyright registration and copyright registrations, in both published

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works and unpublished works; all right, title and interest of Seller in, to and under licenses, sublicenses or like agreements providing such Seller any right or concession to use any Third Party Software, or other software or information or intellectual property; all know-how, trade secrets, and confidential and/or proprietary information, including, without limitation, customer lists, technical or business information, including data, process technology, plans (including business and marketing plans), sketches, drawings, schematics, flow charts, blue prints, manufacturing processes, formulae, recipes, designs, systems, forms, specifications, technical manuals, computer and software programs, product information and development, work-in-progress; all other intellectual property rights (in whatever form or medium) owned or licensed by Seller and/or used in connection with the conduct of the Business; and all documentary evidence of any of the foregoing, including, without limitation, those items listed on Schedule 2.1(e).

“Inventory” means all inventories of Seller, wherever located, including all finished goods, work in process, and raw materials to be used or consumed by Seller in the production of finished goods.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, with respect to Seller, Tristano Caracciolo or Sergio Piva is actually aware of a particular fact or other matter after reasonable inquiry.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, rule, code, by-law, principle of common law, regulation, statute, treaty, or requirement, including, but not limited to, any building, zoning, fire, Environmental Law, Tax, public health or safety law or code in existence as of the date hereof.

“Material Adverse Effect” means any change, event, effect, or development that (a) has a materially adverse effect on the financial condition or operating results of the Business and the assets to be acquired pursuant to this Agreement, or (b) has a materially adverse effect on the ability of Seller to perform its obligations under this Agreement; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) any change, event, effect, or development arising from or relating to (1) any change in United States or foreign economies in general, (2) any change in general business or economic conditions affecting the industry and/or markets in which the Business operates, (3) any change in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets, (4) any changes in GAAP or other applicable accounting regulations, or (5) any actions taken (or omitted to be taken) at the request of Purchaser; (ii) any matters related to or caused by the announcement of this Agreement or the Ancillary Agreements or any of the transactions contemplated hereunder or thereunder or the effect of the public announcement of the transactions contemplated hereby on current or prospective customers of the Business; and (iii) any adverse change in or effect on the Business or the assets to be acquired pursuant to this Agreement that is cured by Seller before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Section 10.

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“Net Working Capital” means (a) accounts receivable and Inventory (which amount is determined pursuant to Section 3.2(a) hereof) of the Business related to the Purchased Assets, less (b) trade accounts payable and those accrued expenses set forth in Section 2.3(a)(ii) (excluding Retained Liabilities) of the Business, each as accrued in the Ordinary Course of Business, in conformity with GAAP, using the same accounting methods, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used by Seller and its auditors in preparing the audited Financial Statements (provided that such methodologies, policies, and procedures were and continue to be in accordance with GAAP) and not taking into account any changes in circumstances or events occurring on or after the Closing Date. Net Working Capital shall not include any prepaid insurance, prepaid taxes, or other prepaid expenses.

“Ordinary Course of Business” means, with respect to Seller, an action which is:

(a) prudent, consistent with the past practices of Seller and taken in the ordinary course of the normal day-to-day operations of Seller;

(b) not required to be authorized by the directors, or shareholders of Seller; and

(c) similar in nature and magnitude to actions customarily taken without any authorization by the directors or shareholders of Seller in the ordinary course of the normal day-to-day operations of other prudent Persons that are in the same line of business as Seller.

“Permitted Liens” means statutory mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the Ordinary Course of Business and not yet due and payable, but solely to the extent any amount owed for the work giving rise to such Lien is included as a part of the trade payables or accrued expenses constituting Assumed Liabilities and also deducted from the calculation of Net Working Capital.

“Person” means a natural person, sole proprietorship, corporation, limited liability company, firm, partnership, association, joint venture, trust, unincorporated organization, Governmental Authority or other entity, whether acting in an individual, fiduciary, or other capacity.

“Real Property” means all real property owned or leased by Seller and used in connection with the Business, including, without limitation, buildings, outside storage areas, silos, driveways, walkways, and parking areas thereon or thereof and all easements, improvements, and all appurtenances thereto, and the rights and privileges of Seller in all rights of way, licenses or easements.

“Release” means any releasing, spilling, emission, leaking, pumping, pouring, emptying, disposing, injection, depositing, discharging, dispersion, leaching, or migration into any media, whether soil, surface water, ground water, air or any combination of the foregoing of any Contaminant, and the movement of any Contaminant through any media, and including the abandonment or discarding of barrels, containers, and other receptacles containing any Contaminant.

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“Remedial Action” means any action to: (a) investigate, study, clean up, remove, treat, dispose of or in any other way address any Contaminant, including, but not limited to, risk assessments and/or feasibility studies; (b) prevent the Release or threatened Release, or minimize the further Release of any Contaminant; and (c) bring the existing operations of Seller in compliance with Environmental Laws.

“Seller Related Party” means and includes any of the following: all shareholders of Seller; the spouse of any such Person; any child, grandchild, parent or sibling of any such Person (without regard to whether such relationship was created by birth or adoption), or spouse of any such Person; and any entity in which any of the foregoing has a direct or indirect interest (except through ownership of less than five percent (5%) of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market).

“Taxes” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, employment, profits, use, alternative minimum, gross receipts, value added, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term includes (i) any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments and (ii) any liability for such amounts as a result of being a member of a consolidated, combined, unitary or affiliated group or of a contractual obligation to indemnify any other Person or other entity.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Third Party Software” means any off-the-shelf software program, utility, tool, or application, or any software program which was not developed at the specific request or direction of Seller.

“Verified Financial Statements” means the audited balance sheets of Seller dated as of December 31, 2010, December 31, 2009, and December 31, 2008, and in each case the related audited statements of income and cash flows of Seller for the years then ended.

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In addition, the following terms have the respective meanings indicated in the sections of this Agreement listed below:

Defined Term	Section
Agreement	Preamble
Assignment and Assumption Agreement	7.8(e)
Assumed Contracts	2.3(a)(iii)
Assumed Liabilities	2.3(a)
Basket	9.3(b)
Benefit Plan	5.24
Bill of Sale	7.8(f)
Business	Recitals
Cap	9.3(b)
Claims Notice	9.2(a)
Closing	4.1
Closing Date	4.1
Closing Date Working Capital	3.2(c)
Closing Date Working Capital Statement	3.2(c)
Closing Date Payment	3.1(a)
Controlled Group Member	5.24
Creditor Payments	3.1(c)(i)
Differences	3.2(e)(ii)
Employment Offer	7.4
Environmental Licenses	5.5(b)(i)
Estimated Closing Working Capital	3.2(b)
Estimated Working Capital Statement	3.2(b)
Excluded Assets	2.2
Expiration Date	9.3(a)
Final Determination	9.4(b)
Final Purchase Price	3.2(f)
Final Working Capital Schedule	3.2(e)(iii)
Former Property	5.5(a)(ii)
Fundamental Representations	9.3(a)
Holdback Funds	3.1(c)(iii)
Indemnified Party	9.2(a)
Indemnifying Party	9.2(a)
Independent Auditors	3.2(e)(ii)
Initial Working Capital Adjustment	3.2(b)
Leased Real Property	5.4(a)
Leases	5.4(a)
Liability Claim	9.2(a)
Losses	9.1(a)
Material Contracts	5.17
Mini Basket	9.3(b)

Defined Term	Section
Notice of Disagreement	3.2(d)(ii)
Payoff Letters	3.1(b)
Physical Inventory	3.2(a)
Private Resolution Period	3.2(e)(i)
Promissory Note	3.1(c)(iv)
Purchased Assets	2.1
Purchase Price	3.1(a)
Purchaser	Preamble
Purchaser Indemnified Party	9.1(a)
Resolved Objections	3.2(e)(i)
Restrictive Covenant Agreement	7.8(g)
Retained Liabilities	2.3(b)
Review Period	3.2(d)(i)
Seller	Preamble
Seller Indemnified Party	9.1(b)
Settlement Date	3.2(e)(iii)
Shareholder	Recitals
Statement of Claims	3.2(e)(ii)
Target Working Capital	3.2(b)
Transaction	Recitals
Uncollected Receivables	5.19(a)

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